Exhibit 10.2

ANNEX I

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of December 21, 2011

as amended by that certain First Amendment to

Amended and Restated Credit Agreement, dated as of December 18, 2012,

and that certain Second Amendment to

Amended and Restated Credit Agreement, dated as of June 19, 2013 among

POWERSECURE INTERNATIONAL, INC.,

as the Borrower,

CITIBANK, N.A.,

as Administrative Agent,

and

The Other Lenders Party Hereto

i

Section 10.17. USA PATRIOT Act Notice	107
Section 10.18. Time of the Essence	108
Section 10.19. Amendment and Restatement	108
Section 10.20. Keepwell	108
Section 10.21. ENTIRE AGREEMENT	108

SCHEDULES
1.01	Inactive Subsidiaries
2.01	Revolving Commitments and Revolving Pro Rata Shares
2.02	Term Commitments and Term Pro Rata Shares
5.05	Supplement to Interim Financial Statements
5.08	Fee Property
5.09	Environmental Matters
5.13	Subsidiaries and Other Equity Investments
5.22	Labor Agreements
5.23	Labor Matters
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of
A	Revolving Loan Notice
B	Term Loan Notice
C	Swing Line Notice
D	Revolving Loan Note
E-1	[Intentionally Omitted]
E-2	Term B Loan Note
E-3	Term C Loan Note
F	Swing Line Note
G	Compliance Certificate
H	Assignment and Assumption
I	Guaranty
J	Security Agreement
K	Deed of Trust
L	Confirmation

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of December 21, 2011, among POWERSECURE INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and CITIBANK, N.A., as Administrative Agent.

The Borrower, the Lenders and the Administrative Agent are parties to that certain Credit Agreement, dated as of August 23, 2007 (as amended and modified from time to time, the “Existing Credit Agreement”).

The parties to the Existing Credit Agreement desire to amend and restate the Existing Credit Agreement in its entirety, subject to the terms and conditions herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree that the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” has the meaning set forth in the UCC.

“Acquisition” means the acquisition by any Person of (a) a majority of the Equity Interests of another Person, (b) all or substantially all of the assets of another Person or any operating division of another Person or (c) all or substantially all of a line of business of another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Acquisition Consideration” means the consideration given by the Borrower or any of its Subsidiaries for an Acquisition, including but not limited to the sum of (without limitation) (a) the fair market value of any cash, property (excluding, however, Equity Interests issued in respect of such Acquisition) or services given, plus (b) the amount of any Indebtedness assumed, incurred or guaranteed (to the extent not otherwise included) in connection with such Acquisition by the Borrower or any of its Subsidiaries.

“Act” has the meaning specified in Section 10.17.

“Administrative Agent” means Citibank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent, and may include any Affiliate of Citibank that performs administrative functions with respect to fundings and notices and similar matters under the Loan Documents.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote twenty percent (20%) or more of the Equity Interests having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Net Equity Proceeds” means the total cumulative Net Equity Proceeds resulting from the sale or issuance of any of the Borrower’s Equity Interests after the date of this Agreement.

“Aggregate Revolving Commitments” means the Revolving Commitments of all Lenders, which, as of the Closing Date, are $20,000,000.

“Alternate Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect for such day plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Citibank as its “prime rate” and (c) the rate of interest in effect for such day, under this Agreement, for a Borrowing of Eurodollar Rate Loans with an Interest Period of one month (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. The “prime rate” is a rate set by Citibank based upon various factors including Citibank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Alternate Base Rate due to a change in the Federal Funds Rate, the prime rate or the rate for such Eurodollar Rate Loans shall be effective from and including the effective date of such change in the Federal Funds Rate, the prime rate or the rate for such Eurodollar Rate Loans.

“Alternate Base Rate Loan” means a Loan that bears interest based on the Alternate Base Rate.

“Applicable Law” means (a) in respect of any Person, all provisions of Laws applicable to such Person, and all orders and decrees of all courts and determinations of arbitrators applicable to such Person and (b) in respect of contracts made or performed in the State of New York, “Applicable Law” shall also mean the Laws of the United States of America, including, without limitation in addition to the foregoing, 12 USC Sections 85 and 86, as amended to the date hereof and as the same may be amended at any time and from time to time hereafter, and any other statute of the United States of America now or at any time hereafter prescribing the maximum rates of interest on loans and extensions of credit, and the Laws of the State of New York.

“Applicable Rate” means the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Leverage Ratio	Revolving Commitment Fee	Eurodollar Rate for Revolving and Term Loans	Alternate Base Rate for Revolving and Term Loans
I	Less than 1.25 to 1.00	0.375	2.000	0.250
II	Greater than or equal to 1.25 to 1.00 but less than 2.25 to 1.00	0.400	2.250	0.500
III	Greater than or equal to 2.25 to 1.00 but less than 2.75 to 1.00	0.450	2.750	1.000
IV	Greater than or equal to 2.75 to 1.00	0.5125	3.250	1.500

Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered for any Fiscal Quarter pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section 6.02(a), then Pricing Level IV shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date such Compliance Certificate is actually delivered to the Administrative Agent. Notwithstanding the foregoing, the Applicable Rate in effect from and after the (a) Closing Date through and including the date the Compliance Certificate is delivered pursuant to Section 6.02(a) for the Fiscal Quarter ending December 31, 2011 shall be Level I and (b) the first Business Day after the date on which a Compliance Certificate is delivered for any Fiscal Quarter pursuant to Section 6.02(a) showing that there was Excess Cash on the last day of such Fiscal Quarter shall be Level I, which shall remain in effect through and including the date a Compliance Certificate is delivered pursuant to Section 6.02(a) which indicates that there was no Excess Cash on the last day of the Fiscal Quarter covered by such Compliance Certificate, in which case the Pricing Level shall be determined as provided in the immediately preceding sentence.

In the event that any financial statement delivered pursuant to Section 6.01(a) or 6.01(b) or any Compliance Certificate delivered pursuant to Section 6.02(a) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined using the Pricing Level applicable for such Applicable Period based upon the corrected Compliance Certificate, and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. This paragraph shall not limit the rights of the Administrative Agent and the Lenders under Section 2.08 and Article VIII and other provisions of this Agreement. The obligations of the Borrower under this paragraph shall survive termination of the Commitments and the repayment of all other Obligations hereunder.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit H or any other form approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease; provided, however, Attributable Indebtedness shall not include any vehicle lease, whether accounted for as a Capital Lease or an operating lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2012, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.04(b)(iii).

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” means material and/or information provided by or on behalf of the Borrower hereunder or under any other Loan Document.

“Borrowing” means a Revolving Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditure” means, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (with respect to leasing, only in the case of a Capital Lease) of fixed or capital assets that are required to be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries excluding, without duplication, any such expenditures to the extent constituting (a) expenditures of insurance proceeds to acquire or repair any asset, (b) leasehold improvement expenditures for which the Borrower or a Subsidiary is reimbursed by the lessor, sublessor, or sublessee, or (c) vehicle leases.

“Capital Lease” means, as of any date, any lease of property, real or personal, the obligations of lessee in respect of which are required in accordance with GAAP to be capitalized on the balance sheet of the lessee.

“Cash and Cash Equivalents” means (a) cash; (b) marketable obligations issued or unconditionally guaranteed by the U.S. Government or issued by any of its agencies and backed by the full faith and credit of the U.S., in each case maturing within one year from the date of acquisition (and investments in mutual funds investing primarily in those obligations); (c) short-term investment grade domestic and eurodollar certificates of deposit or time deposits that are fully insured by the Federal Deposit Insurance Corporation or are issued by commercial banks having combined capital, surplus, and undivided profits of not less than $500,000,000 (as shown on its most recently published statement of condition); (d) commercial paper and similar obligations rated “P-1” by Moody’s or “A-1” by S&P; (e) readily marketable tax-free municipal bounds of a domestic issuer rated “Aaa” by Moody’s, or “AAA” by S&P, and maturing within one year from the date of issuance (and investments in mutual funds investing primarily in those bonds); (f) demand deposit accounts maintained in the ordinary course of business; and (g) money market mutual funds at least 95% of the assets of which constitute the items described in clauses (a) through (f) of this definition or a money market fund or a qualified investment fund given one of the two highest-long-term ratings available from S&P or Moody’s.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Document” means any agreement between or among the Borrower or any Affiliate of Borrower and any Lender or, with the Borrower’s consent, any Affiliate of such Lender related to treasury management, deposit accounts, cash management, custodial services, automated clearinghouse or funds transfer services or arrangements (including arrangements in respect of purchase card transactions) or similar services or arrangement with respect to other bank products or otherwise related to or evidencing any Cash Management Obligations.

“Cash Management Obligations” means all obligations and liabilities of the Borrower or any of its Subsidiaries owed to any Lender or any Affiliate thereof arising under or in connection with any Cash Management Document.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Equity Investors, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the Voting Equity Interests of such Person (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the Voting Equity Interests of the Borrower on a fully-diluted basis (and taking into account all such Interests that such Person or group has the right to acquire pursuant to any option right) representing 50% or more of the combined voting power of such Interests.

“Citibank” means Citibank, N.A., and its successors and assigns.

“Closing Date” means December 21, 2011.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any collateral in which a Lien is granted by any Person to the Administrative Agent to secure the Secured Obligations pursuant to the Collateral Documents.

“Collateral Documents” means each Deed of Trust and each Security Agreement and any document related thereto.

“Commitment” means, as to any Lender, any obligation it may have to make Loans to the Borrower pursuant to Section 2.01.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit G, with such changes, or in such other form, as agreed to by the Administrative Agent.

“Confirmation” means that certain Confirmation Agreement executed by the Loan Parties substantially in the form of Exhibit L.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (without duplication) (a) Consolidated Net Income, (b) Consolidated Interest Charges, (c) the amount of taxes, based on or measured by income, deducted in determining such Consolidated Net Income, (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, (e) all non-cash charges or losses which do not represent a cash charge or loss in such period or in a future period, (f) $2,675,000 in aggregate charges in respect of cost reduction measures occurring in the third and fourth Fiscal Quarters of Fiscal Year 2012, and (g) up to $500,000 in transaction charges related to the Solais and ESCO Acquisitions (in each case with respect to the items set forth in clauses (b) through (g) above, only to the extent included in calculating such Consolidated Net Income and without duplication), minus the following to the extent included in calculating such Consolidated Net Income: (a) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period, (b) Consolidated Interest Income, and (c) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Funded Indebtedness” means, on any date of determination, collectively, (a) the outstanding principal amount of all Indebtedness of the Borrower and its Subsidiaries of the type described in clauses (a), (d), (e) and (f) of the definition of “Indebtedness”, (b) non-contingent obligations outstanding in respect of letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds or other similar instruments, and, (c) without duplication, any Guarantees of the Indebtedness and obligations set forth in clauses (a) and (b) above, in each case, determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, Consolidated Funded Indebtedness excludes performance bonds, contractor’s bonds, surety bonds and similar surety arrangements to the extent there is no obligation once the Borrower’s performance is complete with respect thereto.

“Consolidated Interest Charges” means, with respect to any period, total interest expense, whether paid or accrued (including the interest component of Capital Leases), of the Borrower and Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under interest rate contracts and foreign exchange contracts.

“Consolidated Interest Income” means, with respect to any period, total interest income of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP for such period.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period in accordance with GAAP, provided that there shall be excluded (a) the income (or loss) of any Person (other than a Subsidiary of the Borrower whose net income is consolidated into the net income of the Borrower in accordance with GAAP) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, and (b) the net income of any Subsidiary of the Borrower to the extent that the declaration or payment of Dividends or similar distributions by such Subsidiary is at the time restricted or not permitted by the terms of any Contractual Obligation (other than under any Loan Document) or requirement of Law applicable to such Subsidiary.

“Consolidated Lease Expense” means, for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower and its Subsidiaries for such period with respect to lease of real and personal property, determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, Shareholders’ Equity of the Borrower and its Subsidiaries on that date minus Intangible Assets of the Borrower and its Subsidiaries on that date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debt to Capitalization Ratio” means, as of the date of determination, for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, the ratio of (a) Consolidated Funded Indebtedness of the Borrower and its Subsidiaries as of such date to (b) Total Capitalization as of such date.

“Deed of Trust” means any fee deed of trust executed by any Loan Party, substantially in the form of Exhibit K.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than the Letter of Credit Fees, an interest rate per annum equal to the lesser of (i) the Highest Lawful Rate and (ii) the sum of (x) the Alternate Base Rate plus (y) the Applicable Rate, if any, applicable to Alternate Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate per annum equal to the lesser of (i) the Highest Lawful Rate and (ii) the sum of (x) the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus (y) 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interests of the Borrower or any of its Subsidiaries that, either by their terms or by the terms of any security into which they are convertible or for which they are exchangeable, or upon the happening of any event or condition (including the passage of time), (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness, or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date which is six months after the Term C Maturity Date.

“Dividends” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary.

“Documentation Agent” means Branch Banking and Trust Company, in its capacity as documentation agent hereunder.

“Dollar” and “$” mean Lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any political subdivision of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer, and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Loan Party, the Sponsor or any of their respective Affiliates or Subsidiaries, or any Defaulting Lender.

“Environmental Complaint” has the meaning specified in Section 5.09.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements with any Governmental Authority or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means the sale or issuance by the Borrower or any of its Subsidiaries of any of its Equity Interests in a public offering or in a private placement or sale.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate or any successor thereto if the British Bankers Association is no longer making a LIBOR Rate available (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Citibank, N.A. and with a term equivalent to such Interest Period would be offered by Citibank, N.A.’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest based on the Eurodollar Rate, except that an Alternate Base Rate Loan shall not be a Eurodollar Rate Loan as a result of the interest with respect thereto being determined by reference to the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash” means, as of the last day of any Fiscal Quarter, the circumstance, if any, where the amount of unrestricted Cash and Cash Equivalents of the Borrower and its Subsidiaries as of such date exceeds Consolidated Funded Indebtedness as of such date by an amount not less than $5,000,000.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Future Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.20 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (a) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 2.05(f) or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Citibank, N.A. on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain fee letter dated as of November 30, 2011 between the Borrower and Citibank.

“Fiscal Quarter(s)” means the three-calendar-month periods ending on March 31, June 30, September 30, and December 31 of each calendar year.

“Fiscal Year” means the twelve-calendar-month period beginning January 1 of each year and ending December 31 of each year.

“Fixed Charge Coverage Ratio” means, as of the date of determination, for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, the ratio of (a) the sum of (i) Consolidated EBITDA, plus (ii) Consolidated Lease Expense minus (iii) taxes based on income and paid in cash (net of tax refunds) but excluding cash taxes paid in respect of the Southern Flow Disposition and the WaterSecure Disposition to (b) the sum of (i) Consolidated Interest Charges (excluding, to the extent included in Consolidated Lease Expense, the interest component of Capital Leases), (ii) scheduled payments of principal of Consolidated Funded Indebtedness (excluding, to the extent included in Consolidated Lease Expense, the principal component of Capital Leases), (iii) Consolidated Lease Expense, and (iv) Restricted Payments (excluding repurchases of Equity Interests pursuant to the Stock Repurchase Program), in each case for the period of four consecutive Fiscal Quarters ending on such date; provided, however, during the Revolving Availability Period there shall also be added to the amount determined pursuant to clause (b) above an amount equal to the product of (x) 0.20 and (y) the amount by which Total Revolving Outstandings exceeds $15,000,000 on the last day of the Fiscal Quarter ending on such date.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means each Subsidiary of the Borrower that is not a Domestic Subsidiary

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Revolving Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Revolving Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means each Domestic Subsidiary other than any Inactive Subsidiary.

“Guaranty” means any Guaranty executed by any Guarantor in favor of the Administrative Agent, substantially in the form of Exhibit I.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Highest Lawful Rate” means at the particular time in question the maximum rate of interest which, under Applicable Law, any Lender is then permitted to charge on the Obligations. If the maximum rate of interest which, under Applicable Law, any Lender is permitted to charge on the Obligations shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to the Borrower.

“Honor Date” has the meaning specified in Section 2.04(c)(i).

“Inactive Subsidiaries” means those Subsidiaries of the Borrower listed on Schedule 1.01(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations;

(g) Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information” has the meaning specified in Section 10.07.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs; provided, however, Intangible Assets shall not include deferred income taxes, prepaid expenses and the Borrower’s investment in unconsolidated Affiliates.

“Interest Payment Date” means, (a) as to any Loan other than an Alternate Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolving Maturity Date, Term B Maturity Date or Term C Maturity Date, as applicable; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Alternate Base Rate Loan, the last Business Day of each March, June, September and December and the Revolving Maturity Date or Term B Maturity Date or Term C Maturity Date, as applicable.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six (or nine or twelve, if consented to by all Lenders) months thereafter, as selected by the Borrower in its Revolving Loan Notice or Term Loan Notice, as the case may be; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Revolving Maturity Date Term B Maturity Date or the Term C Maturity Date, as applicable.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and applicable administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, all applicable administrative orders, directed and enforceable duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, all court decisions, judgments, orders, decrees, injunctions or rulings by or of any Governmental Authority, and all regulatory bulletins or guidance, or examination orders or recommendations of a Governmental Authority.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Pro Rata Share. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“L/C Cash Collateral Account” has the meaning specified in Section 2.04(g).

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Citibank. (or any Affiliate thereof) in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto, and as the context requires, may include the L/C Issuer and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Revolving Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.04(h).

“Letter of Credit Sublimit” means an amount equal to $5,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Leverage Ratio” means, as of the date of determination, for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, the ratio of (a) the amount of (i) Consolidated Funded Indebtedness as of such date, minus (ii) the amount, if any, by which unrestricted Cash and Cash Equivalents of the Borrower and its Subsidiaries as of such date exceeds $5,000,000, to (b) Consolidated EBITDA for the period of four consecutive Fiscal Quarters ending on such date. For purposes of calculating the Leverage Ratio as at any date, Consolidated EBITDA shall be calculated on a pro forma basis (as certified by the Borrower to the Administrative Agent and as approved by an Administrative Agent) assuming that all Acquisitions and Dispositions completed during the period of four consecutive Fiscal Quarters ending on such date had been made on the first day of such period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Litigation” means any proceeding, claim, lawsuit, arbitration and/or investigation by or before any Governmental Authority or arbitrator, including, without limitation, proceedings, claims, lawsuits, and/or such investigations conducted by or before any Governmental Authority or arbitrator or pursuant to any environmental, occupational, safety and health, antitrust, unfair competition, securities, tax or other Law, or under or pursuant to any contract, agreement or other instrument.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, a Swing Line Loan or a Term Loan.

“Loan Documents” means this Agreement, the Notes, each Issuer Document, the Guaranties, each Request for Credit Extension, each Compliance Certificate, each Collateral Document, the Fee Letter, and any other agreement executed, delivered or performable by any Loan Party in connection herewith or as security for the Obligations, excluding any Swap Contract.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities, condition (financial or otherwise) or prospects of the (i) the Acquired Business or (ii) the Borrower and its Subsidiaries, taken as a whole; (b) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; (c) a material adverse effect upon the Collateral or upon the Liens granted in the Collateral; (d) a material adverse effect on the ability of the Borrower or any other Loan Party to perform its obligations under the Loan Documents; or (e) a material adverse effect on the rights and remedies of the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Lenders under the Loan Documents.

“Moody’s” means Moody’s Investors Service, Inc., or any successor rating agency.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, with respect to a Disposition or issuance of any Indebtedness by any Person, the cash proceeds received by such Person in connection with such transaction (including any cash received in respect of non-cash proceeds, but only and as when received) after deducting therefrom the aggregate, without duplication, of the following amounts to the extent properly attributable to such transaction or to any asset that may be the subject thereof: (a) all reasonable and customary legal, investment banking, brokerage and accounting fees and expenses incurred in connection with such Disposition or issuance, (b) all taxes paid or payable by such Person to be payable in cash in connection with such Disposition or issuance, (c) payments made by such Person to retire Indebtedness (other than the Credit Extensions) where payment of such Indebtedness is required in connection with such Disposition or issuance, (d) any amounts required to be deposited into escrow in connection with the closing of such Disposition or issuance (until any such amounts are released therefrom to such Person) and (e) the amount of any reserve for adjustments in respect of the sale price of such asset or assets established in accordance with GAAP (until any such reserve is reversed).

“Net Equity Proceeds” means, with respect to the sale or issuance after the Closing Date by the Borrower or any of its Subsidiaries of any of its Equity Interests, the excess of: (a) the gross cash proceeds received by the Borrower or such other entity from such sale, exercise or issuance over (b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such sale, issuance or exercise.

“Net Recovery Proceeds” means, with respect to any Recovery Event or Extraordinary Receipts, the gross cash proceeds (net of reasonable fees, costs and taxes actually incurred and paid in connection with such Recovery Event or Extraordinary Receipt and any required permanent payment of Indebtedness (other than Indebtedness secured pursuant to the Collateral Documents) which is secured by the property that is the subject of such Recovery Event) received by the respective Person in connection with such Recovery Event or Extraordinary Receipt.

“Non-Extension Notice Date” has the meaning specified in Section 2.04(b)(iii).

“Notes” means collectively, the Revolving Loan Notes, the Swing Line Note and the Term Loan Notes.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, under any treasury management arrangements with any Lender, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Off-Balance Sheet Liabilities” means with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred, and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; (c) any other monetary obligation arising with respect to any other transaction which (i) upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (c), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable certificate or agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date, and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of L/C Obligations as of such date, including as a result of any reimbursement by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any Acquisition that satisfied each of the following requirements:

(a) both before and after giving effect to such Acquisition and the Term Loan (if any) requested to be made in connection therewith, no Default exists or will exist or would result therefrom;

(b) such Acquisition shall not be opposed by the board of directors or governing body of the Person or assets being acquired;

(c) no Loan Party shall, as a result of or in connection with any such acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected, as of the date of such acquisition, to result in the existence or occurrence of a Material Adverse Effect;

(d) the applicable requirements set forth in Section 6.14 are satisfied within the time required therein; and

(e) the Person or assets subject to such Acquisition is or are (i) in the same or related line of business as that conducted by the Borrower and its Subsidiaries on the date hereof or (ii) in a business that is ancillary and in furtherance of the line of business as that conducted by the Borrower and its Subsidiaries on the date hereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Post-Closing Letter” means that certain letter agreement of even date herewith, executed by Borrower and Administrative Agent, and setting forth the required time of delivery of certain items otherwise required under Section 4.01 to be delivered to the Administrative Agent on the Closing Date.

“PowerSecure” means PowerSecure, Inc., a Delaware corporation and wholly-owned Subsidiary of the Borrower.

“PowerSecure Recurring Revenue Project Capital Allowance” means, as of any date of determination, the present value (using a discount factor of 12%) of estimated annual contract revenues receivable, as of the date of the contracts pursuant to the initial term of the contracts, for PowerSecure Recurring Revenue Projects executed after December 31, 2007. For purposes of this Agreement, PowerSecure Recurring Revenue Projects with Virginia Electric and Power Company and Western Farmers Electric Cooperative will be considered to have been executed after December 31, 2007.

“PowerSecure Recurring Revenue Projects” means projects where by the Borrower builds and provides on-site power units and equipment on property of its customers, and PowerSecure retains ownership of such units and equipment.

“Premises” has the meaning set forth in Section 5.09.

“Pro Rata Share” means either a Revolving Pro Rata Share or a Term Pro Rata Share, as the context requires.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party with total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under §1a(18(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Recovery Event” means any settlement of or payment in respect of any property insurance or casualty insurance claim or any condemnation proceeding in or deed in lieu thereof relating to any Collateral.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Revolving Borrowing or a conversion or continuation of Revolving Loans, a Revolving Loan Notice, (b) with respect to the Term Borrowing or a conversion or continuation of Term Loans, a Term Loan Notice, (c) with respect to an L/C Credit Extension, a Letter of Credit Application, and (d) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, (a) one Lender, if there is only one Lender under this Agreement and (b) if there are two or more Lenders, at least two Lenders holding more than 66-2/3% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments; provided that the unused Revolving Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders’ means, as of any date of determination, (a) one Revolving Lender, if there is only one Revolving Lender under this Agreement and (b) if there are two or more Revolving Lenders, at least two Revolving Lenders holding more than 66-2/3% of the sum of the (a) Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments; provided that the unused Revolving Commitment of, and the portion of the Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, (a) one Term Lender, if there is only one Term Lender under this Agreement and (b) if there are two or more Term Lenders, at least two Term Lenders holding more than 66-2/3% of the Term Facilities on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Borrower and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means, collectively, (a) Dividends, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof), and (c) any payment of principal, interest, premium or penalty on any Indebtedness or any defeasance, redemption, purchase, repurchase, or other acquisition or retirement for value, in whole or in part, of any Indebtedness (including, without limitation, the setting aside of assets or the deposit of funds therefor).

“Revolving Availability Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Revolving Loans pursuant to Section 8.02.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in any Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, including any automatic reduction thereof as a result of a Term Loan pursuant to Section 2.02.

“Revolving Commitment Fee” has the meaning specified in Section 2.10.

“Revolving Commitment Increase Effective Date” has the meaning specified in Section 2.14.

“Revolving Lender” means any Lender that makes Revolving Loans.

“Revolving Loan” has the meaning specified in Section 2.01.

“Revolving Loan Note” means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit D.

“Revolving Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Revolving Loans, pursuant to Section 2.03(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Revolving Maturity Date” means (a) November 12, 2016 or (b) such earlier date as the (i) the Obligations become due and payable pursuant to this Agreement (whether by acceleration, prepayment in full, scheduled reduction or otherwise) or (ii) there shall exist an Event of Default under Section 8.01(f) of this Agreement.

“Revolving Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Revolving Commitments at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Revolving Pro Rata Share of each Lender shall be determined based on the Revolving Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Revolving Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor rating agency.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment means that certain Second Amendment to Amended and Restated Credit Agreement dated as of June ___, 2013 among the Borrower, the Lenders party thereto and Citibank as Administrative Agent.

“Second Amendment Effective Date” means the date that all conditions to effectiveness set forth in Section 5 of the Second Amendment are satisfied.

“Secured Creditor” has the meaning given to such term in each Security Agreement.

“Secured Obligations” means, collectively, (a) the Obligations, (b) all Swap Obligations owed to any Lender or an Affiliate of such Lender (provided at the time of execution of the Swap Contract related to such Swap Obligations or prior thereto such Lender is a party to the Credit Agreement), (c) all Cash Management Obligations, (d) any and all out-of-pocket expenses (including, without limitation, expenses and reasonable counsel fees and expenses of any Secured Creditor) incurred by any Secured Creditor in enforcing its rights under this Agreement or under any other Loan Document, and (e) all present and future amounts in respect of the foregoing that would become due but for the operation of any provision of Debtor Relief Laws, and all present and future accrued and unpaid interest, including, without limitation, post-petition interest if any Loan Party voluntarily or involuntarily becomes subject to any Debtor Relief Laws; provided, however, “Secured Obligations” shall exclude any “Excluded Swap Obligations”.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means any Security Agreement executed by one or more of the Loan Parties, substantially in the form of Exhibit J.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Solais and ESCO Acquisitions” means the acquisitions by the Borrower of Lime Energy’s Energy Service Company (“ESCO”) business and of Solais Lighting, Inc. (“Solais”) pursuant to the merger of Solais into a wholly-owned Subsidiary of the Borrower.

“Solvent” means, with respect to any Person, as of any date of determination, that the fair value of the assets (tangible and intangible) of such Person (at fair valuation) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, that the present fair saleable value of such assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person, and that, as of such date, such Person will be able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person.

“Southern Flow Disposition” means the sale by the Borrower of 100% of the outstanding Equity Interests of Southern Flow Companies, Inc., a Delaware corporation (“Southern Flow”), pursuant to that certain Purchase and Sale Agreement, dated as of December 30, 2010, among Zedi USA Inc., a Delaware corporation, Zedi Inc., a Canadian corporation, Southern Flow and the Borrower.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.20.

“Stock Repurchase Program” means that certain stock repurchase program approved by the Board of Directors of the Borrower whereby the Borrower may purchase common Equity Interests of the Borrower, for an aggregate amount not to exceed $10,000,000, consisting of (i) $5,000,000 of common Equity Interests that the Borrower may purchase over the twenty-four month period commencing November, 2011, and (ii) an additional $5,000,000 of common Equity Interests that the Borrower may purchase over the twenty-four month period commencing December, 2012.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Voting Equity Interests (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower; provided, however, for purposes hereof, the Trust shall not be a Subsidiary.

“Subsidiary Loan Party” means any Loan Party that is a Subsidiary.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Loan Party any and all obligations under or in connection with or otherwise owed by such Loan Party to any Lender or any Affiliate of a Lender under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, including without limitation, any foreign exchange forward or swap transaction and any transaction pursuant to which such Loan Party hedges all or a portion of the interest rate payable hereunder.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in subsection (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.05.

“Swing Line Lender” means Citibank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.05(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.05(b), which, if in writing, shall be substantially in the form of Exhibit C.

“Swing Line Note” means that certain promissory note made by the Borrower in favor of the Swing Line Lender, substantially in the form of Exhibit F.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $3,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B Commitment” means, as to each Term B Lender, its obligation to make Term B Loans to the Borrower pursuant to Section 2.01(c) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term B Lender’s name on Schedule 2.02 under the caption “Term B Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term B Facility” means, at any time, the aggregate principal amount of the Term B Loans of all Term B Lenders outstanding at such time.

“Term B Lender” means any Lender that holds Term B Loans at such time.

“Term B Loan” means an advance made by any Term B Lender pursuant to Section 2.02(c).

“Term B Loan Note” means a promissory note made by the Borrower in favor of any Term B Lender evidencing the Term B Loan made by such Term B Lender, substantially in the form of Exhibit E-2.

“Term B Maturity Date” means (a) November 12, 2016 or (b) such earlier date as (i) the Obligations become due and payable pursuant to this Agreement (whether by acceleration, prepayment in full, scheduled reduction or otherwise) or (ii) there shall exist an Event of Default under Section 8.01(f).

“Term Borrowing” means a borrowing by the Borrower consisting of a Term Loan.

“Term C Commitment” means, as to each Term C Lender, its obligation to make Term C Loans to the Borrower pursuant to Section 2.01(d) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term C Lender’s name on Schedule 2.02 under the caption “Term C Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term C Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term C Facility” means, at any time, the aggregate principal amount of the Term C Loans of all Term C Lenders outstanding at such time.

“Term C Lender” means any Lender that holds Term C Loans at such time.

“Term C Loan” means an advance made by any Term C Lender pursuant to Section 2.02(d).

“Term C Loan Notice” means a promissory note made by the Borrower in favor of any Term C Lender evidencing the Term C Loan made by such Term C Lender, substantially in the form of Exhibit E-3.

“Term C Maturity Date” means (a) June 30, 2020 or (b) such earlier date as (i) the Obligations become due and payable pursuant to this Agreement (whether by acceleration, prepayment in full, scheduled reduction or otherwise) or (iii) there shall exist an Event of Default under Section 8.01(f).

“Term Facility” means the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means any Lender that holds either or both a Term B Loan or a Term C Loan.

“Term Loan” means a Term B Loan or a Term C Loan, as the context may require, and “Term Loans” means all of them.

“Term Loan Notes” means, collectively, the Term B Loan Note and the Term C Loan Notes.

“Term Loan Notice” means a notice of (a) a conversion of Term Loans from one Type to the other, or (b) a continuation of Term Loans as the same Type, pursuant to Section 2.03(a), which, if in writing, shall be substantially in the form of Exhibit B.

“Term Pro Rata Share” means, with respect to each Term Lender, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which the amount of Term B Loans or Term C Loans, as the case may be, owed to such Lender and the denominator of which is the aggregate outstanding amount of Term B Loans or Term C Loans, as the case may be, outstanding at such time.

“Total Capitalization” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, the sum of (a) Consolidated Funded Indebtedness of the Borrower and its Subsidiaries as of such date and (b) Shareholders’ Equity of the Borrower and its Subsidiaries as of such date.

“Total Liabilities” means, as of any date of determination, consolidated liabilities of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and L/C Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations.

“Trust” means Marcum Midstream 1995-2 Business Trust, a Delaware statutory trust.

“Type” means, with respect to a Revolving Loan or a Term Loan, its character as an Alternate Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code of New York or, where applicable to specific Collateral, any other relevant state.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amounts” has the meaning specified in Section 2.04(c)(i).

“Unused Revolver Portion” means, at any time, an amount equal to (a) the Aggregate Revolving Commitment on such date minus (b) the Total Revolving Outstandings on such date.

“Voting Equity Interests” of any Person means Equity Interests of any class or classes having ordinary voting power for the election of at least a majority of the members of the board of directors, managing general partners or the equivalent governing body of such Person, irrespective of whether, at the time, Equity Interests of any other class or classes or such entity shall have or might have voting power by reason of the happening of any contingency.

“WaterSecure Disposition” means the sale by Marcum-Midstream 1995-2 Business Trust, a Delaware statutory trust, and its wholly-owned subsidiary Marcum Midstream 1995-2 EC Holding, LLC, a Delaware limited liability company (collectively, the “Trust”), of substantially all of the assets and business of the Trust pursuant to a Purchase and Sale Agreement, dated as of May 10, 2011, between the Trust and High Sierra Water Services, LLC, a Colorado limited liability company.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) For purposes of Section 8.01, a breach of a financial covenant contained in Section 7.12 shall be deemed to have occurred as of any date of determination thereof by the Administrative Agent or as of the last date of any specified measuring period, regardless of when the financial statements or the Compliance Certificate reflecting such breach are delivered to the Administrative Agent and the Lenders.

Section 1.03. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

Section 1.06. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.07. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions and rulings consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01. Revolving Loans. Subject to the terms and conditions set forth herein, each Lender with a Revolving Commitment severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the Revolving Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Revolving Borrowing, (a) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (b) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Revolving Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Revolving Pro Rata Share of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.06, and reborrow under this Section 2.01. Revolving Loans may be Alternate Base Rate Loans and/or Eurodollar Rate Loans, as further provided herein.

Section 2.02. Term Loans.

(a) [Intentionally Omitted]

(b) [Intentionally Omitted]

(c) Term B Loans. Subject to the terms and conditions herein, each Term B Lender severally agrees to make Term B Loans to the Borrower upon satisfaction of all conditions precedent to the funding thereof set forth in Sections 4.01 and 4.02, in an aggregate amount not to exceed such Term B Lender’s Term B Commitment. Any amount of the Term B Loans repaid or prepaid may not be reborrowed.

(d) Term C Loans. Subject to the terms and conditions herein, each Term C Lender severally agrees to make Term C Loans to the Borrower on the Second Amendment Effective Date in an aggregate amount not to exceed such Term C Lender’s Term C Commitment. Any amount of the Term C Loans repaid or prepaid may not be reborrowed.

Section 2.03. Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or from, or continuation of, Eurodollar Rate Loans, and (ii) on the requested date of any Borrowing of Alternate Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.03(a) must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Loan Notice or Term Loan Notice, as applicable, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $50,000 in excess thereof. Each Borrowing of or conversion to Alternate Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Each Revolving Loan Notice or Term Loan Notice, as applicable (whether telephonic or written), shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Revolving Loan Notice or Term Loan Notice, as applicable, or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Alternate Base Rate Loans. Any such automatic conversion to Alternate Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Revolving Loan Notice or Term Loan Notice, as applicable, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Revolving Pro Rata Share of the Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Alternate Base Rate Loans described in the preceding subsection. In the case of a Revolving Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Citibank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Alternate Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Citibank’s prime rate used in determining the Alternate Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five Interest Periods in effect at any one time with respect to all Loans.

Section 2.04. Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower or certain Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letter of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Revolving Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Revolving Pro Rata Share of the Outstanding Amount of all Swing Line Loans would exceed such Lender’s Revolving Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.04(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars; or

(E) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 10:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof;

(C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender with a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Pro Rata Share times the amount of such Letter of Credit. Promptly after the end of each calendar quarter, the Administrative Agent shall deliver to each Lender a summary of the Letters of Credit issued during such calendar quarter.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.04(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Promptly upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 10:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Alternate Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Alternate Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Revolving Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.04(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Revolving Pro Rata Share of the Unreimbursed Amount not later than 12:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each such Lender that so makes funds available shall be deemed to have made an Alternate Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Alternate Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each such Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.04.

(iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.04(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Revolving Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each such Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.04(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued the rules of the ISP shall apply to each Letter of Credit.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Eurodollar Rate Loans times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.04 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Revolving Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. At any time there is more than one Lender under this Agreement, the Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each Letter of Credit, at the rate equal to 1/8 of 1% per annum of the amount of such Letter of Credit (but in no event less than $500), due and payable on the issuance thereof, and (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment. The Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

Section 2.05. Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.05, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Revolving Pro Rata Share of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Revolving Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Revolving Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.05, prepay under Section 2.06, and reborrow under this Section 2.05. Each Swing Line Loan shall be an Alternate Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Revolving Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.05(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make an Alternate Base Rate Revolving Loan in an amount equal to such Lender’s Revolving Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Revolving Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Alternate Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Revolving Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Revolving Pro Rata Share of the amount specified in such Revolving Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Revolving Loan Notice, whereupon, subject to Section 2.05(c)(ii), each Lender that so makes funds available shall be deemed to have made an Alternate Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.05(c)(i), the request for Base Rate Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.05(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Revolving Pro Rata Share thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Revolving Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Revolving Loan or risk participation pursuant to this Section 2.05 to refinance such Lender’s Revolving Pro Rata Share of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

Section 2.06. Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans or Term Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 noon (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Alternate Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Alternate Base Rate Loans shall be in a principal amount of $300,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s applicable Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each such prepayment shall be applied to the Revolving Loans or the Term Loans, as the case may be, of the Lenders in accordance with their Revolving Pro Rata Shares of such Loan. Any voluntary prepayments of the Term Loans shall be made and applied as provided in Section 2.06(g).

(b) If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(c) unless, after the prepayment in full of the Revolving Loans referred to in the preceding clause, the Total Revolving Outstandings exceed the Aggregate Revolving Commitment then in effect.

(c) Concurrently with the receipt of Net Cash Proceeds from the issuance by the Borrower or any of its Subsidiaries of any Indebtedness pursuant to Section 7.03(g), the Borrower shall prepay the Loans in an aggregate principal amount of 100% of such Net Cash Proceeds. Each such mandatory prepayment shall be made and applied as provided in Section 2.06(g).

(d) Concurrently with the receipt of Net Cash Proceeds from the Disposition by the Borrower or any of its Subsidiaries pursuant to Section 7.05(g), the Borrower shall prepay the Loans in an aggregate principal amount equal to 100% of such Net Cash Proceeds (or, if appropriate, 100% of the Net Cash Proceeds that remain after deducting any amount reinvested by the Borrower or any of its Subsidiaries during the 120-day period described in Section 7.05(g)); provided, however, the Borrower shall not be required to prepay the Loans for any amounts up to $2,000,000 that are released to WaterSecure Holding, Inc., a Delaware corporation and wholly-owned subsidiary of Borrower, from escrow related to the WaterSecure Disposition. Each such mandatory prepayment shall be made and applied as provided in Section 2.06(g).

(e) [Intentionally Omitted.]

(f) The Borrower shall make mandatory prepayments of the Loans in an amount equal to 100% of the Net Recovery Proceeds of any Recovery Event or Extraordinary Receipt; provided, however, in the event the Borrower or one of its Subsidiaries receives Net Recovery Proceeds on account of a Recovery Event, (A) the Borrower or such Subsidiary may apply such proceeds to the purchase price of replacement property or other property used by the Borrower or its Subsidiaries in its line of business within 180 days of such Recovery Event to the extent required pursuant to Section 7.05(g). Each such mandatory prepayment shall be made and applied as provided in Section 2.06(g).

(g) Any mandatory prepayment required pursuant to Section 2.06(c), (d), (e) or (f) and any such mandatory prepayment or voluntary prepayment of Term Loans made pursuant to Section 2.06(a) shall (i) in addition include any additional amounts required pursuant to Section 3.05, (ii) not be subject to any notice and minimum payment provisions, and (iii) be applied (A) first to any Term C Loans outstanding, (x) pro rata, in the case of a voluntary prepayment pursuant to Section 2.06(a), to all of the unpaid scheduled installments and (y) in the inverse order of maturity, in the case of any mandatory prepayment pursuant to Section 2.06(c), (d), (e) or (f), (B) second, to any Term B Loans outstanding (x) pro rata, in the case of voluntary prepayment pursuant to Section 2.06(a), to all of the unpaid scheduled installments and (y) in the inverse order of maturity in the case of any mandatory prepayment pursuant to Sections 2.06(c), (d), (e) and (f), and, (C)third, if no Term Loans are outstanding, then to the Revolving Loans, and, third, if the Revolving Loans have been repaid in full, to Cash Collateralize the L/C Obligations.

(h) Notwithstanding this Section 2.06 or anything in the Loan Documents to the contrary, the Borrower acknowledges that, to the extent the Borrower enters into a Swap Contract in connection with this Agreement, any prepayment (in whole or in part) of the outstanding principal amount of Term C Loans prior to the stated termination date of such Swap Contract that would result in the notional amount of the Swap Contract exceeding the outstanding principal amount of the Term C Loan, will trigger the early termination of such Swap Contract in an amount equal to such excess in accordance with the terms of such Swap Contract documentation. Each Swap Contract is subject to separate documentation independent of this Credit Agreement, and any termination of a Swap Contract prior to its stated termination date will result in a payment being made, either by the Borrower to the Lender or the Affiliate a party to the Swap Contract or by such Lender or its Affiliate, depending on the fair market value of such Swap Contract on the early termination date. Such payment is independent of any amounts due under this Credit Agreement.

Section 2.07. Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. two Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Revolving Pro Rata Share. All Revolving Commitment Fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination. The Aggregate Revolving Commitment shall be automatically and permanently reduced by the amount of any mandatory prepayment of any Revolving Loan.

Section 2.08. Repayment of Loans.

(a) The Borrower shall repay to the Lenders on the Revolving Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b) [Intentionally Omitted.]

(c) To the extent not otherwise required to be paid earlier as provided herein, the Borrower shall repay the aggregate principal amount of the Term B Loans outstanding on the following dates in amounts determined by multiplying the percentage set forth opposite such dates times the initial principal amount of the Term B Loans (which amounts may be reduced as a result of the application of prepayments of the Term B Loans in accordance with the order of priority set forth in Section 2.06):

Date	% of Initial Aggregate Principal Amount
March 31, 2012	1.667%
June 30, 2012	1.667%
September 30, 2012	1.667%
December 31, 2012	1.667%
March 31, 2013	1.667%
June 30, 2013	1.667%
September 30, 2013	1.667%
December 31, 2013	1.667%
March 31, 2014	1.667%
June 30, 2014	1.667%
September 30, 2014	1.667%
December 31, 2014	1.667%
March 31, 2015	1.667%
June 30, 2015	1.667%
September 30, 2015	1.667%
December 31, 2015	1.667%
March 31, 2016	1.667%
June 30, 2016	1.667%
September 30, 2016	1.667%
November 12, 2016	The aggregate principal amount of all Term B Loans outstanding on such date

(d) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Revolving Maturity Date.

(e) To the extent not otherwise required to be paid earlier as provided herein, the Borrower shall repay the aggregate principal amount of the Term C Loans outstanding, on the following dates in amounts set forth opposite such dates (which amounts may be reduced as a result of the application of prepayments of the Term C Loans in accordance with the order of priority set forth in Section 2.06):

Date	Amount
September 30, 2013	$892,857.14
December 31, 2013	$892,857.14
March 31, 2013	$892,857.14
June 30, 2014	$892,857.14
September 30, 2014	$892,857.14
December 31, 2014	$892,857.14
March 31, 2015	$892,857.14
June 30, 2015	$892,857.14
September 30, 2015	$892,857.14
December 31, 2015	$892,857.14
March 31, 2016	$892,857.14
June 30, 2016	$892,857.14
September 30, 2016	$892,857.14
December 31, 2016	$892,857.14
March 31, 2017	$892,857.14
June 30, 2017	$892,857.14
September 30, 2017	$892,857.14
December 30, 2017	$892,857.14
March 31, 2018	$892,857.14
June 30, 2018	$892,857.14
September 30, 2018	$892,857.14
December 31, 2018	$892,857.14
March 31, 2019	$892,857.14
June 30, 2019	$892,857.14
September 30, 2019	$892,857.14
December 31, 2019	$892,857.14
March 31, 2020	$892,857.14
June 30, 2020	The aggregate principal amount of all Term C Loans outstanding on such date

Section 2.09. Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the lesser of (y) the Highest Lawful Rate and (z) the Eurodollar Rate for such Interest Period plus the Applicable Rate for Eurodollar Rate Loans; (ii) each Alternate Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the lesser of (y) the Highest Lawful Rate and (z) the Alternate Base Rate plus the Applicable Rate for Alternate Base Rate Loans; and (iii) each Swing Line Loan shall bear interest on the outstanding amount thereof from the applicable borrowing date at a rate per annum equal to the lesser of (y) the Highest Lawful Rate and (z) the Alternate Base Rate plus the Applicable Rate for Alternate Base Rate Loans.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the lesser of (y) the Default Rate and (z) the Highest Lawful Rate, to the fullest extent permitted by Applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the lesser of (y) the Default Rate and (z) the Highest Lawful Rate, to the fullest extent permitted by Applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Loans at a fluctuating interest rate per annum at all times equal to the lesser of (y) the Default Rate and (z) the Highest Lawful Rate, to the fullest extent permitted by Applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.10. Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender with a Revolving Commitment in accordance with its Revolving Pro Rata Share, a commitment fee (the “Revolving Commitment Fee”) equal to the Applicable Rate for the Revolving Commitment Fee times the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16. The Revolving Commitment Fee shall accrue at all times during the Revolving Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Maturity Date. The Revolving Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

Section 2.11. Computation of Interest and Fees. All computations of interest for Alternate Base Rate Loans when the Alternate Base Rate is determined by Citibank, N.A.’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Subject to Section 10.09, all other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.12. Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.13. Payments Generally.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its applicable Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in case of any Borrowing of Alternate Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03 (or, in the case of a Borrowing of Alternate Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.03) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Alternate Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans, and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.14. Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its applicable Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the applicable Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.15. Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Citibank. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.04, 2.05, 2.06, 2.16 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(v))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.16. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any Revolving Commitment Fee pursuant to Section 2.10(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.04(h).

(iv) Reallocation of Revolving Pro Rata Shares to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.04 and 2.05, the “Revolving Pro Rata Shares” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except to the extent that such penalties, interest or expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the Administrative Agent’s or such Lender’s gross negligence or willful misconduct. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender of the L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payment. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Alternate Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Alternate Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may Lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not Lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03. Inability to Determine Rates. If the Required Lenders reasonably determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Alternate Base Rate Loans in the amount specified therein.

Section 3.04. Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it hereunder, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender hereunder or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan hereunder (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificate for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Delay in Request. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

Section 3.05. Compensation For Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.07. Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01. Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date), unless otherwise specified in the Post-Closing Letter, and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, the Confirmation, any amendments to the Collateral Documents under the Existing Credit Agreement required by the Administrative Agent, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Revolving Loan Note executed by the Borrower in favor of the Lender, in a principal amount equal to the Lender’s Revolving Commitment;

(iii) [Intentionally Omitted];

(iv) a Term B Loan Note executed by the Borrower in favor of the Lender, in a principal amount equal to the Lender’s Term B Commitment (to be held by the Administrative Agent, pending the funding of the Term B Loan);

(v) such certificates of resolutions or other similar action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party which is not a natural Person as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(vi) such documents and certificates as the Administrative Agent may require to evidence that each Loan Party is duly organized or formed, and that each such Loan Party is validly existing and in good standing;

(vii) favorable opinions of counsel to the Loan Parties addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Required Lenders may request;

(viii) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and that to the knowledge of the Responsible Officer there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(ix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date pursuant to the Fee Letter shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) The obligation of each Lender to make its Term B Loan is also subject to the Administrative Agent’s receipt of the following, each in form and substance satisfactory to the Administrative Agent:

(i) an ALTA Loan Title Insurance Policy, issued by an issuer acceptable to the Administrative Agent, insuring the Administrative Agent’s Lien on the real property being financed with the proceeds of the and containing such endorsements as the Administrative Agent may reasonably require (it being understood that the amounts of coverage, exceptions to coverage and status of title set forth in such policy shall be acceptable to the Administrative Agent);

(ii) copies of all documents of record concerning such real property as shown on the commitment for the ALTA Loan Title Insurance Policy referred to above;

(iii) original or certified copies of all insurance policies required to be maintained with respect to such real property by this Agreement, the applicable Deed of Trust or any other Loan Document;

(iv) a survey certified to the Administrative Agent meeting such standards as the Administrative Agent may reasonably establish and otherwise reasonably satisfactory to the Administrative Agent;

(v) a flood insurance policy concerning such real property, if required by the Flood Disaster Protection Act of 1973;

(vi) an appraisal of such real property complying with all requirements of the applicable Governmental Authorities; and

(vii) environmental reports concerning such property.

(e) The Closing Date (other than as to the Term B Loan contemplated by Section 4.01(d)) shall have occurred on or before December 31, 2011.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02. Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith that are subject to materiality or Material Adverse Effect qualifications shall be true and correct in all respects and the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Documents, or which are contained in any document furnished at any time under or in connection herewith or therewith that are not subject to materiality or Material Adverse Effect qualifications, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The proposed Credit Extension will not violate any restriction on the authority to incur such Indebtedness under the Borrower’s Organization Documents and is permitted under the terms of the Borrower’s Organization Documents pursuant to authority granted the manager of the Borrower with respect thereto prior to the Closing Date.

(d) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Section 4.03. Effect of Amendment and Restatement. On the Closing Date, the Existing Credit Agreement shall be automatically amended and restated in its entirety to read as set forth in this Agreement.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to own its assets and carry on its business and execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license and (d) is in compliance with all Laws; except in each case referred to in clause (c) or this clause (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have, to the extent applicable, been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except in the case of clauses (b) and (c) above to the extent that such conflict, breach, contravention, Lien, payment or violation could not reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person not already obtained is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (a) those necessary to perfect the Liens in the Collateral for the benefit of the Lenders, (b) those necessary to release the current Liens in favor of First National Bank of Colorado, (c) those otherwise obtained, taken, given or made prior to or as of the Closing Date, and (d) filing of Form 8-K with the SEC as required to disclose the existence and terms of this Agreement and the transactions contemplated hereby.

Section 5.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject as to enforcement to any Debtor Relief Laws and to general equitable principles.

Section 5.05. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, as and to the extent required to be reported in connection with GAAP.

(b) The unaudited quarterly consolidated balance sheet of the Borrower and its Subsidiaries dated September 30, 2011, and the related statements of income or operations, shareholders’ equity and cash flows for the period ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries) as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries not disclosed on the financial statements referred to in this subsection (b), including liabilities for taxes, material commitments and indebtedness.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries previously delivered to the Administrative Agent were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable in light of the conditions known to be existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s good faith and reasonable estimate of its future financial performance. The aforementioned forecast is not a guaranty of future performance, and actual results may differ from those in the forecast.

(e) Neither the Borrower nor any other Loan Party has any Off-Balance Sheet Liabilities.

Section 5.06. Litigation. There is no Litigation pending or, to the knowledge of the Borrower, threatened, at Law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any other Loan Party or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

Section 5.07. No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08. Ownership of Property; Liens. Except as provided in Schedule 5.08, neither the Borrower nor any Subsidiary owns fee simple title to any real property. The Borrower and each Subsidiary has valid leasehold interests in all real property necessary or used in the ordinary conduct of its business. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

Section 5.09. Hazardous Materials. Neither the Borrower nor any of its Subsidiaries has used Hazardous Materials on or affecting any premises at which the Borrower or any of its Subsidiaries has a place of business (collectively and singly the “Premises”) in any manner which violates any Environmental Laws governing the use, storage, treatment, handling, manufacture, transportation or disposal of Hazardous Materials, which violation could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 5.09, the Borrower has not received any notice of any violations of Environmental Laws which could reasonably be expected to have a Material Adverse Effect (“Environmental Complaint”) (and, within five (5) days of receipt of any Environmental Complaint the Borrower shall give the Administrative Agent a copy thereof), and to the best of Borrower’s knowledge, after due inquiry, there have been no actions commenced or threatened by any Person for non-compliance with any Environmental Laws which could reasonably be expected to have a Material Adverse Effect.

Section 5.10. Insurance. The properties and businesses of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies of similar size engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

Section 5.11. Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

Section 5.12. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or other Litigation, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur, (ii) no Pension Plan has any Unfunded Pension Liability, (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

Section 5.13. Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified in Part (a) of Schedule 5.13. The Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and non-assessable.

Section 5.14. Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.15. Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time in light of the facts, circumstances and conditions then known to the Borrower, and are not intended to be a guaranty of future financial performance.

Section 5.16. Compliance with Laws. Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.17. Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. No claim or Litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.18. Businesses. The Borrower is presently engaged directly or through wholly-owned Subsidiaries in the business of providing utilities and their commercial, institutional and industrial customers with products and services to help them generate, deliver and utilize electricity more efficiently, including solutions in the areas of distributed generation, utility infrastructure and energy efficiency.

Section 5.19. Common Enterprise. The Borrower and its Subsidiaries are engaged in the businesses set forth in Section 5.18 as of the Closing Date. These operations require financing on a basis such that the credit supplied can be made available from time to time to the Borrower and various of its Subsidiaries, as required for the continued successful operation of the Borrower and its Subsidiaries as a whole. The Borrower has requested the Lender to make credit available hereunder primarily for the purposes set forth in Section 6.12 and generally for the purposes of financing the operations of the Borrower and its Subsidiaries. The Borrower and each of its Subsidiaries expects to derive benefit (and the Board of Directors (or other similar governing body) of the Borrower and each of its Subsidiaries has determined that such Subsidiary may reasonably be expected to derive benefit), directly or indirectly, from a portion of the credit extended by the Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of the Borrower and each of its Subsidiaries is dependent on the continued successful performance of the functions of the group as a whole. The Borrower acknowledges that, but for the agreement by each of the Guarantors to execute and deliver the Guaranty, the Administrative Agent and the Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

Section 5.20. Solvent. The Borrower is, and the Borrower and its Subsidiaries are on a consolidated basis, Solvent.

Section 5.21. Taxpayer Identification Number. The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

Section 5.22. Employment and Labor Agreements. Except as listed on Schedule 5.22, there are no collective bargaining agreements covering any employees of the Borrower or any of its Subsidiaries.

Section 5.23. Labor Matters. Except as disclosed on Schedule 5.23, there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries or, to the best of Borrower’s knowledge, after due inquiry, threatened against the Borrower or any of its Subsidiaries, which could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower or, to the best of the Borrower’s knowledge, after due inquiry, any of the Borrower’s Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters which could reasonably be expected to have a Material Adverse Effect. all payments due from the Borrower on account of employee health and welfare insurance which could reasonably be expected to have a Material Adverse Effect if not paid have been paid or, if not due, accrued as a liability on the books of the Borrower.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

Section 6.01. Financial Statements. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ended 2011), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in the case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders (and the Lenders hereby confirm that Hein & Associates LLP, the Borrower’s current independent certified public accountant, is acceptable to the Required Lenders), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualifications or exceptions as to the scope of such audit or with respect to the absence of any material misstatement;

(b) as soon as available, but in any event within 45 days after the end of the first three Fiscal Quarters of each Fiscal Year (and within 90 days after the end of the fourth Fiscal Quarter of each Fiscal Year) of the Borrower (commencing with the Fiscal Quarter ended December 31, 2011), a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated and consolidating statements of income or operations, and consolidated cash flows for such Fiscal Quarter (other than consolidated cash flows, which shall be on a year-to-date basis) and for the portion of the Borrower’s Fiscal Year then ended, setting forth, to the extent the information is available to the Borrower, in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries;

(c) as soon as available, but in any event within 75 days after the end of each Fiscal Year of the Borrower, forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations of the Borrower and its Subsidiaries on a quarterly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Term C Maturity Date occurs).

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed and final audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(e) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent if it or any Lender requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance, the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting from the Administrative Agent delivery to it of such documents.

Section 6.03. Notices. Notify the Administrative Agent and each Lender:

(a) promptly of the occurrence of any Default;

(b) promptly of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) any breach or non-performance of, or any default under, a material Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, Litigation, or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any Litigation affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event within 10 Business Days after the Borrower or an ERISA Affiliate is notified or otherwise becomes aware of such ERISA Event; and

(d) promptly of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.04. Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by Law become a Lien upon any material portion of its property; and (c) all Indebtedness (other than Indebtedness, individually or in the aggregate, not exceeding $200,000 in principal amount), as and when due and payable, but subject to any applicable grace and/or cure periods and further subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

Section 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except in a transaction permitted by Section 7.04 or 7.05; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 6.06. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as otherwise required pursuant to the Collateral Documents, and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

Section 6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or a bona fide dispute exists with respect thereto; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09. Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be, and (b) maintain such books of record and account in material conformity with all applicable material requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

Section 6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to, visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at the expense of the Borrower, and at such reasonable times during normal business hours, upon no less than two Business Days advance notice to the Borrower; provided, however, that when an Event of Default exists and while the same is continuing the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at any time during normal business hours and without advance notice.

Section 6.11. Compliance with ERISA. Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; unless the failure to maintain such qualification would not violate the applicable provisions of ERISA, the Code and other Federal or state Law to the extent, individually or in the aggregate, such violations could not reasonably be expected to have a Material Adverse Effect, and (c) make all required contributions to any Plan subject to Section 412 of the Code.

Section 6.12. Use of Proceeds. Use the proceeds of the Credit Extensions for working capital, Capital Expenditures to the extent permitted hereunder, and for other general corporate purposes not in contravention of any Law or of any Loan Document; provided, however, notwithstanding the foregoing or anything else in this Agreement to the contrary, in no event shall the amount of outstanding Revolving Loans outstanding at any time, the proceeds of which were used for working capital purposes and not in connection with PowerSecure Recurring Revenue Projects, exceed $15,000,000. For avoidance of doubt, Revolving Loans outstanding in an aggregate amount up to the amount of the PowerSecure Recurring Revenue Project Capital Allowance are considered outstanding in connection with the PowerSecure Recurring Revenue Projects.

Section 6.13. Further Assurances. Within five Business Days of a request by the Administrative Agent, the Borrower shall or shall cause any of the Guarantors or other Subsidiaries whose Equity Interests are being pledged hereunder to execute and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of this Agreement and the other Loan Documents and to provide for payment of the Obligations in accordance with the terms of this Agreement and the other Loan Documents.

Section 6.14. Subsidiaries and Other Assets. Within ten Business Days after the time that any Person becomes a Domestic Subsidiary as a result of an Acquisition, the creation of such Subsidiary or otherwise, then, unless such Domestic Subsidiary is merged into the Borrower or a Subsidiary Loan Party (with the Borrower or such Subsidiary Loan Party being the surviving Person) prior to the expiration of such ten Business Day period, (a) such Subsidiary shall execute a Guaranty of the Obligations, a Security Agreement, and any related Collateral Documents reasonably required by the Administrative Agent, to secure the Secured Obligations, and (b) 100% of such Subsidiary’s Equity Interest shall be pledged to secure the Secured Obligations, and (c) the Lenders shall receive such board resolutions, officer’s certificates, corporate and other documents and opinions of counsel as the Administrative Agent shall reasonably request in connection with the actions described in subsections (a) and (b) above. Within thirty days after the time that any Person becomes a Foreign Subsidiary as a result of the creation of such Subsidiary or otherwise, (a) 65% of such Subsidiary’s Equity Interest shall be pledged to secure the Obligations and (b) the Lenders shall receive such board resolutions, officer’s certificates, corporate and other documents and opinions of counsel as the Administrative Agent shall reasonably request in connection with such pledge.

Section 6.15. Post-Closing Deliveries. Without limiting the generality of Section 6.13 of this Agreement, deliver to the Administrative Agent the items described in the Post-Closing Letter on or before the applicable date set forth in the Post-Closing Letter.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, without the prior written consent of the Required Lenders:

Section 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not supplemented, (ii) the amount secured or benefited thereby is not increased, and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits and involuntary Liens that arise by operation of Law to secure the performance of bids, trade contracts and leases (other than Indebtedness) statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) judgment Liens which would not constitute an Event of Default;

(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) licenses (with respect to intellectual property Collateral and other property), leases or subleases granted to third parties in accordance with any applicable terms of the Loan Documents and not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Secured Obligations;

(k) any (i) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(l) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(m) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(n) Liens arising out of conditional sale or title retention, consignment or similar arrangements for the sale of good entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and not prohibited by this Agreement;

(o) Liens with respect to vehicle leases of the Borrower and its Subsidiaries entered into in the ordinary course of business; and

(p) Liens with respect to operating leases of copiers, fax machines and similar office equipment in the ordinary course of business.

Section 7.02. Investments. Make any Investments, except:

(a) Investments not otherwise permitted by subsections (b) through (l) below existing on the date hereof and listed on Schedule 7.02;

(b) Investments held by the Borrower or such Subsidiary in the form of Cash and Cash Equivalents and Investments by the Borrower or such Subsidiary in accounts with any Lender;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) Investments as Capital Expenditures;

(e) Investments of any Subsidiary in the Borrower or any Subsidiary Loan Party or Investments by the Borrower in any Subsidiary Loan Party;

(f) Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case, in the ordinary course of business;

(g) Investments consisting of (i) any deferred portion of the sales price or (ii) non-cash consideration, in each case, received by the Borrower or any Subsidiary in connection with any Disposition permitted under Section 7.05;

(h) Investments in respect of loans and advances made by the Borrower and its Subsidiaries in the ordinary course of business to their respective directors, officers and employees, so long as the aggregate principal amount thereof at any one time outstanding does not exceed $50,000 in the aggregate for all such Persons;

(i) Investments pursuant to Swap Contracts permitted pursuant to Section 7.03(d);

(j) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(k) Investments in the form of Permitted Acquisitions; provided, however, (i) the aggregate Acquisition Consideration for any Permitted Acquisition shall not exceed $15,000,000 and (ii) the aggregate Acquisition Consideration for all Permitted Acquisitions made after the Second Amendment Effective Date shall not exceed $30,000,000; and

(l) Investments not otherwise permitted pursuant to clauses (a) through (k) above made by the Borrower and its Subsidiaries in an aggregate amount not to exceed $100,000 at any time outstanding.

Section 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder (each a “Permitted Refinancing”);

(c) Guarantees of the Borrower or any Subsidiary Loan Party in respect of Indebtedness of the Borrower or any Subsidiary Loan Party otherwise permitted hereunder;

(d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract with any Lender (or Affiliate thereof) for the purpose of directly mitigating risks associated with respect to the Loans outstanding under this Agreement;

(e) Indebtedness (i) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of other assets of the Borrower or its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of the Borrower or its Subsidiaries and any Indebtedness assumed in connection with such acquisition (provided that such Indebtedness is incurred within 180 days of the acquisition of such property other assets) and contingent obligations of the Borrower and its Subsidiaries in respect of such Indebtedness, (ii) in respect of Capital Leases and contingent obligations of the Borrower and its Subsidiaries in respect of such Indebtedness and (iii) any Permitted Refinancing of Indebtedness referred to in clauses (i) and (ii); provided that the aggregate principal amount of all Indebtedness outstanding pursuant to this Section 7.03(e) shall not at any time exceed $20,000,000;

(f) Indebtedness of (i) the Borrower or any Subsidiary Loan Party owing to the Borrower or any Subsidiary Loan Party and (ii) the Borrower or any of its Subsidiaries owing to a Subsidiary which is not a Loan Party so long as the repayment obligations of the Borrower or any Subsidiary Loan Party are subordinated to the repayment in full of the Obligations on terms and conditions that are reasonably satisfactory to the Administrative Agent;

(g) other unsecured Indebtedness, either (i) the Net Cash Proceeds of which are applied in accordance with Section 2.06(c) or (ii) not otherwise permitted pursuant to clauses (a) through (f) above incurred by the Borrower and its Subsidiaries not to exceed $100,000 in aggregate amount at any time outstanding; and

(h) obligations in respect of surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

Section 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Subsidiary Loan Party is merging with another Subsidiary, the Subsidiary Loan Party shall be the continuing or surviving Person; and

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Subsidiary Loan Party, then the transferee must either be the Borrower or a Subsidiary Loan Party.

Section 7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of inventory or obsolete, damaged, worn out or surplus property in the ordinary course of business;

(b) Dispositions by the Borrower or any Subsidiary to the Borrower or any Subsidiary Loan Party (including any Disposition effected pursuant to a merger, consolidation, liquidation or dissolution permitted under Section 7.04);

(c) Dispositions to the extent constituting a Restricted Payment permitted by Section 7.06;

(d) Dispositions of overdue accounts receivable arising in the ordinary course of business, but only in connection with the collection or compromise thereof;

(e) Dispositions of Cash and Cash Equivalents in the ordinary course of business;

(f) Dispositions not otherwise permitted in clauses (a) through (e) above, provided, that (i) at the time of such Disposition no Default exists or would result from such Disposition and (ii) the aggregate book value of all property disposed of in reliance on this clause (f) in any Fiscal Year shall not exceed $150,000; and

(g) so long as there exists no Default immediately before and after giving effect to any such transaction, Dispositions not otherwise permitted in clauses (a) through (f) above, the Net Cash Proceeds of which are used within 180 days of such Disposition to purchase assets useful in the business of the Borrower and its Subsidiaries, provided that (i) the aggregate amount of Net Cash Proceeds outstanding and pending reinvestment pursuant to this clause (g) shall not exceed $50,000 and (ii) if such Net Cash Proceeds are not used within such 180 days to purchase assets useful in the business of the Borrower and its Subsidiaries, then such Net Cash Proceeds shall be applied in accordance with Section 2.06(d);

provided, however, that any Disposition pursuant to clauses (a) through (g) shall be for fair market value.

Section 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may declare and pay Dividends to the Borrower or any Subsidiary Loan Party;

(b) the Borrower and each Subsidiary may declare and make Dividends payable solely in the common stock or other common Equity Interests of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) the Borrower and each Subsidiary may make regularly scheduled payments of principal and interest on Indebtedness;

(e) the Borrower may declare and pay Dividends;

(f) the Borrower may repurchase its common Equity Interests pursuant to stock option plans approved by its Board of Directors; and

(g) the Borrower may repurchase common Equity Interests of the Borrower pursuant to the Stock Repurchase Program.

Section 7.07. ERISA. At any time engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Plan to (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other Applicable Laws; or (c) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), which, with respect to each event listed above, could be reasonably expected to have a Material Adverse Effect.

Section 7.08. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof and business activities that are ancillary or related thereto; provided that the Borrower shall not conduct any business other than performance of its obligations under the Loan Documents or own any material assets other than (a) Equity Interests in Subsidiaries, (b) Cash and Cash Equivalents, and (c) other supplies, equipment and similar assets not in excess of $250,000.

Section 7.09. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower (other than a Subsidiary Loan Party), other than arm’s-length transactions with Affiliates that are otherwise permitted hereunder and which are on fair and reasonable terms substantially as favorable to the Borrower or any Subsidiary as would be obtainable by the Borrower or such Subsidiary in a comparable arm’s-length transaction with a Person other than an Affiliate.

Section 7.10. Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower, or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

Section 7.11. Use of Proceeds. Use the proceeds of (a) any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or (b) any Term Loan for other than a Permitted Acquisition.

Section 7.12. Financial Covenants.

(a) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter of the Borrower commencing on and after December 31, 2011 to be less than 1.25 to 1.00; provided, however, no compliance with the Fixed Charge Coverage Ratio shall be required as of the end of any Fiscal Quarter in which there is Excess Cash as of such date.

(b) Debt to Capitalization Ratio. Permit the Debt to Capitalization Ratio at the end of any Fiscal Quarter commencing on and after June 30, 2013 to exceed 0.30 to 1.00 at any time.

(c) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth as of the end of any Fiscal Quarter after March 31, 2013 to be less than the sum of (i) $75,000,000, plus (ii) an amount equal to 50% of Consolidated Net Income earned in each Fiscal Year commencing with the Fiscal Year ending December 31, 2013 (with no reduction for any net loss in any such Fiscal Year), which shall be added after the completion of each Fiscal Year, plus (iii) an amount equal to 90% of the aggregate increases in Shareholders’ Equity of the Borrower and its Subsidiaries after March 31, 2013 by reason of the issuance and sale of Equity Interests of the Borrower or any Subsidiary (other than issuances to the Borrower or a wholly-owned Subsidiary), including upon any conversion of debt securities of the Borrower into such Equity Interests, minus (iv) the amount of any non-cash charges or losses after March 31, 2013 which do not subsequently represent a cash charge or loss, which shall be deducted as of the Fiscal Quarter in which they are incurred.

Section 7.13. Capital Expenditures. Make or become legally obligated to make any Capital Expenditure at any date of determination after December 31, 2007 in an aggregate amount in excess of the sum of (a) $5,000,000, plus (b) the product of (i) $1,250,000 and (ii) the numbers of fiscal quarters occurring after December 31, 2007 and up to and including such date of determination plus (c) as of such determination, the PowerSecure Recurring Revenue Project Capital Allowance.

Section 7.14. Fiscal Year and Accounting Methods. Change its Fiscal Year or its method of accounting other than (a) changes as required by GAAP or (b) changes required by Applicable Law.

Section 7.15. Limitation on Restrictive Agreements. Enter into any agreement or instrument that prohibits the Borrower from entering into any amendment, supplement, modification or restatement of this Agreement.

Section 7.16. Issuance of Equity Interests. Make any Equity Issuance except:

(a) Equity Interests in respect of any initial capitalization of a Subsidiary;

(b) Qualified Equity Interests of Subsidiaries issued to the Borrower and, if required under this Agreement or any other Loan Document, pledged to the Administrative Agent;

(c) Equity Interests under the Borrower’s 1998 or 2008 Stock Incentive Plans, as from time to time amended and restated, included but not limited to granting stock options, issuing restricted stock and restricted stock units, and issuing shares of common Equity Interests underlying stock options and restricted stock units;

(d) shares of common Equity Interests underlying outstanding warrants;

(e) an Equity Issuance to the owner of assets or Persons acquired in connection with any Permitted Acquisition, provided the aggregate amount of Equity Interests issued to all such owners in connection with Permitted Acquisitions shall at no time exceed 10% of the outstanding Equity Interests of the Borrower; and

(f) provided no Default exists or would occur as a result thereof, any other Equity Issuance by the Borrower of its Equity Interests.

Notwithstanding anything in this Article VII or elsewhere in this Agreement to the contrary, in no event shall the Borrower permit (a) any Inactive Subsidiary to conduct any business and (b) the Inactive Subsidiaries to own assets in excess of $100,000 in aggregate value.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when due and payable and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (iii) within five days after the Borrower receives written notice from the Administrative Agent specifying the amount is due and payable, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in (i) any of Section 6.03(a), 6.10, 6.12, or Article VII (other than Section 7.01) required to be performed or observed by it or (ii) Section 7.01 required to be performed or observed by it, and, in the case of clause (ii) only, such failure continues for 15 days after the earlier of (A) the Borrower’s knowledge and (B) the Borrower receives written notice thereof specifying such default from the Administrative Agent; or

(c) Other Defaults. The Borrower or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the Borrower’s knowledge and (ii) the Borrower receives written notice thereof specifying the default from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any other Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder, Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $200,000 after the giving of any required notice and the expiration of any applicable grace period, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, after the giving of any required notice and the expiration of any applicable grace period, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any other Loan Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such other Loan Party as a result thereof is greater than $100,000 and the amount of the Swap Termination Value remains unpaid for a period of 10 days; or (iii) the Borrower or any other Loan Party shall default in the payment when due, or in the performance or observance, of any material obligation or material condition of any Contractual Obligation (other than any Indebtedness) the result of which could reasonably be expected to have a Material Adverse Effect, unless, but only as long as, the existence of any such default is being contested by the Borrower or such other Loan Party in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such other Loan Party to the extent required by GAAP; or

(f) Insolvency Proceedings, Etc. The Borrower or any other Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law in which such Person is the debtor, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any other Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any other Loan Party (i) a final judgment or order for the payment of money in an aggregate amount exceeding $200,000 (to the extent not covered by independent third-party insurance or surety bond as to which the insurer or surety does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) such judgment or order shall continue unsatisfied, undischarged and unstayed for a period of 30 days; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $100,000; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or under such other Loan Documents or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document other than in accordance with its terms; or

(k) Change of Control. There occurs any Change of Control.

Section 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations in an amount equal to the then Outstanding Amount thereof; and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or Applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and Swap Obligations, ratably among the Guarantied Parties (as defined in the Guaranties) and the Secured Creditors (as defined in the Security Agreement) in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of Cash Management Obligations, ratably among the Guarantied Parties and the Secured Creditors in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to payment of any other Secured Obligations, ratably among the Guarantied Parties and the Secured Creditors in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.04(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made to the payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section 8.03.

ARTICLE IX.

ADMINISTRATIVE AGENT

Section 9.01. Appointment and Authority.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and each L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Instruments, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co agents, sub agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents (which may be other Affiliates of Citibank) appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval of the Borrower so long as no Event of Default is in existence (which approval shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer and, so long as no Event of Default is in existence, with approval of the Borrower (which approval shall not be unreasonably withheld or delayed), appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Citibank as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.04(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

Section 9.09. Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c) to release on behalf of the Administrative Agent and the Lenders any Guarantor from its obligations under its Guaranty and under the other Loan Documents (i) upon termination of the Aggregate Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or (iii) subject to Section 10.01, if approved, authorized or ratified in writing, by the Lenders required for such action.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under its Guaranty pursuant to this Section 9.09.

ARTICLE X.

MISCELLANEOUS

Section 10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend the Leverage Ratio (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) change Section 2.14 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(f) change any provision of this Section, the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) release any Guarantor from its Guaranty without the written consent of each Lender, unless otherwise permitted pursuant to clause (i) or (ii) of Section 9.09(c); or

(h) release all or substantially all of the Collateral without the written consent of each Lender, unless otherwise permitted by Section 9.09(a);

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Section 10.02. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire; and

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices and Swing Line Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03. No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay within 30 days after demand thereof (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) INDEMNIFICATION BY THE BORROWER. THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND THE L/C ISSUER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY THE BORROWER OR ANY OTHER LOAN PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR, IN THE CASE OF THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF) AND ITS RELATED PARTIES ONLY, THE ADMINISTRATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE L/C ISSUER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE BORROWER OR ANY OTHER LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY THE BORROWER OR ANY OTHER LOAN PARTY AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IF THE BORROWER OR SUCH LOAN PARTY HAS OBTAINED A FINAL JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, or such Related Party, as the case may be, such Lender’s applicable Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby unless such damages are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(e) Payments. All amounts due under this Section shall be payable not later than 30 days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.06. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document (except as expressly contemplated by Section 7.04) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations with respect to its Revolving Commitment and its portion of the Term Loans;

(iii) any assignment of a Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee shall not be reimbursable by any Loan Party), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(v) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share thereof. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Citibank assigns all of its Commitment and Loans pursuant to subsection (b) above, Citibank may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder provided such Lender has consented to such appointment; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Citibank as L/C Issuer or Swing Line Lender, as the case may be. If Citibank resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Alternate Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c)). If Citibank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Revolving Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.05(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Citibank to effectively assume the obligations of Citibank with respect to such Letters of Credit.

Section 10.07. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates’ and to its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives who are, or are expected to be, engaged in evaluating, approving, structuring or administering the credit facility provided herein (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.08. Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Highest Lawful Rate. If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Highest Lawful Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.13. Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b), unless the assignment is to replace a Defaulting Lender;

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with Applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 10.14. Exceptions to Covenants. Neither the Borrower nor any Subsidiary shall be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

Section 10.15. Governing Law; Jurisdiction; Etc.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT EACH PARTY HERETO SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) THE PARTIES HERETO AND EACH OTHER LOAN PARTY AGREE THAT N.Y. GEN. OBLIG. LAWS §5-1401 AND §5-1402 SHALL APPLY TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 10.16. Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.17. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

Section 10.18. Time of the Essence. Time is of the essence of the Loan Documents.

Section 10.19. Amendment and Restatement. This Agreement renews, amends and restates all of the terms and provisions of the Existing Credit Agreement and the obligations under the Existing Credit Agreement which have not been repaid shall from and after the Closing Date continue to be owing in accordance with, and subject to, the terms of this Agreement, and such obligations are not in any way extinguished, novated or terminated by this Agreement. All Collateral Documents (as defined in the Existing Credit Agreement) shall remain valid, binding and enforceable Liens and shall continue to secure the Secured Obligations as defined herein, and shall be in full force and effect. The parties hereto acknowledge that the intent of this Section 10,19 is to maintain the priority of the Liens on the assets of the Loan Parties to secure the Secured Obligations. The Lenders hereby waive any Event of Default that may have occurred under the Existing Credit Agreement as a result of the failure of Innovation Energies, LLC, a Delaware limited liability company, to comply with Section 6.14 of the Existing Credit Agreement.

Section 10.20. Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a security interest under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 10.20 voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.20 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section 10.20 to constitute, and this Section 10.20 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

Section 10.21. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

POWERSECURE INTERNATIONAL, INC.

By:
Sidney Hinton
President and Chief Executive Officer

Signature Page

CITIBANK, N.A., as Administrative Agent

By:
Gary D. Pitcock
Senior Vice President

CITIBANK, N.A., as a Lender

By:
Gary D. Pitcock
Senior Vice President

Signature Page

BRANCH BANKING AND TRUST COMPANY, as Lender

By:
Name:
Title:

Exhibit E

ANNEX II

SCHEDULE 2.02

TERM COMMITMENTS

AND TERM PRO RATA SHARES

Lender	Term B Commitment	Term B Pro Rata Share
Citibank, N.A.	70% of lesser of (a) $2,600,000 and (b) 75% appraised value of real property	70.00%
Branch Banking and Trust Company	30% of lesser of (a) $2,600,000 and (b) 75% of appraised value of real property	30.00%

Lender	Term C Commitment	Term C Pro Rata Share
Citibank, N.A.	$17,500,000	70.00%
Branch Banking and Trust Company	$7,500,000	30.00%

Schedule 2.02

ANNEX II

SCHEDULE 5.13

SUBSIDIARIES AND OTHER EQUITY INVESTMENTS

Part (a): Subsidiaries

PowerSecure, Inc.	—	100	% owned
UtilityEngineering, Inc.	—	100	% owned
PowerServices, Inc.	—	100	% owned
EnergyLite, Inc.	—	100	% owned
Reid’s Trailer, Inc.	—	100	% owned
UtilityDesign, Inc.	—	100	% owned
EfficientLights, LLC	—	100	% owned
PowerPackages, LLC	—	100	% owned
Innovative Electronic Solutions Lighting, LLC	—	100	% owned
PowerSecure Haiti USA, Inc.	—	100	% owned
Innovation Energies, LLC	—	100	% owned
Southern Energy Management PowerSecure, LLC	—	100	% owned
Solais Lighting, Inc.	—	100	% owned
Marcum Gas Metering, Inc. (f/k/a Metretek, Incorporated)	—	100	% owned
WaterSecure Holdings, Inc. (f/k/a Marcum Gas Transmission, Inc.)	—	100	% owned

Note: Does not include Inactive Subsidiaries listed on Schedule 1.01

Part (b): Other Equity Investments

Marcum Midstream 1995-2 Business Trust

Schedule 5.13

EXHIBIT E-3

FORM OF TERM C LOAN NOTE

$

FOR VALUE RECEIVED, POWERSECURE INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of                      (the “Lender”), in accordance with the provisions of the Agreement defined below the principal amount of                      DOLLARS ($            ), or such lesser principal amount of Term C Loans (as defined in such Agreement), if any, due and payable by the Borrower to the Lender under that certain Amended and Restated Credit Agreement, dated as of December 21, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Term C Loan from the date of such Term C Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Term C Loan Notes referred to in the Agreement, is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. This Note is also entitled to the benefits of the Subsidiary Guaranty and the Collateral Documents. Upon the occurrence of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Term C Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Term C Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, intent to accelerate, acceleration, dishonor and non-payment of this Note.

Exhibit E-3 - Page 1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

POWERSECURE INTERNATIONAL, INC.

By:

Name:
Title:

Exhibit E-3 - Page 2

REVOLVING LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit E-3 - Page 3

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:

To: Citibank, N.A., as Administrative Agent under the Agreement defined below

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of December 21, 2011 (as amended, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among PowerSecure International, Inc. (the “Borrower”), the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                      of the Borrower, that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following for Fiscal Year-end financial statements]

1. Attached hereto as Schedule 1 are the Fiscal Year end audited financial statements required by Section 6.01(a) of the Agreement for the Fiscal Year of the Borrower ended as of the date set forth above as the Financial Statement Date, together with the report and opinion of an independent certified public accountant required by such section. Such financial statements fairly present in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.

[Use following for Fiscal Quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the Fiscal Quarter of the Borrower ended as of the date set forth above as the Financial Statement Date. Such financial statements fairly present in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents [add, if applicable: except as hereinafter listed], and to the best knowledge of the undersigned as of the date hereof no Default or Event of Default under the Agreement has occurred and is continuing as of the date hereof [add, if applicable: except the following list of each Default or Event of Default under the Agreement, and its nature and status, that has occurred and is continuing as of the date of this Certificate.]

Exhibit G - Page 1

4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date set forth above as the Financial Statement Date.

Exhibit G - Page 2

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of         ,                 .

POWERSECURE INTERNATIONAL, INC.

By:
Name:
Title:

Exhibit E - Page 3

For the Fiscal Quarter/Year ended                      (“Financial Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I. Section 7.12(a) – Fixed Charge Coverage Ratio [To be calculated for each Fiscal Quarter in which there is no Excess Cash].

A. Consolidated EBITDA:

1. Consolidated Net Income for Subject Period:	$	___________

2. To the extent involved in calculating such Consolidated Net Income and without duplication, Consolidated Interest Charges:	$	___________

3.      To the extent included in calculating such Consolidated Net Income and without duplication, amount of taxes, based on or measured by income, deducted in determining such Consolidated Net Income for Subject Period:

	$	___________

4.      To the extent included in calculating such Consolidated Net Income and without duplication, depreciation and amortization expense deducted in determining such Consolidated Net Income for Subject Period:

	$	___________

5.      To the extent included in calculating such Consolidated Net Income and without duplication, all non-cash charges or losses which do not represent a cash charge or loss for Subject Period or in a future period:

	$	___________

6. To the extent included in calculating such Consolidated Net Income, Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for Subject Period:	$	___________

7. To the extent included in calculating such Consolidated Net Income, Consolidated Interest Income for Subject Period:	$	___________

8. To the extent included in calculating such Consolidated Net Income, all non-cash items increasing Consolidated Net Income for Subject Period:	$	___________

9. Consolidated EBITDA (Lines I.A.1. + 2. + 3. + 4. + 5. - 6. - 7. - 8.):	$	___________

B. Consolidated Lease Expense for Subject Period:	$	___________

C. Taxes based on income and paid in cash (net of tax refunds) for Subject Period but excluding cash taxes paid in respect of the Southern Flow Disposition and the WaterSecure Disposition:	$	___________

Schedule 2 to Compliance Certificate - 1

D. Consolidated Interest Charges (excluding, to the extent included in Consolidated Lease Expense, the interest component of Capital Leases) for Subject Period:		$___________

E. Scheduled payments of principal of Consolidated Funded Indebtedness (excluding, to the extent included in Consolidated Lease Expense, the principal component of Capital Leases) for Subject Period:		$___________

F. Consolidated Lease Expense for Subject Period:		$___________

G. Restricted Payments (excluding repurchases of common Equity Interests pursuant to Stock Repurchase Program) for Subject Period:		$___________

H. During Revolving Availability Period, an amount equal to the product of (x) 0.20 and (y) the amount by which Total Revolving Outstandings exceeds $15,000,000 on the Financial Statement Date:		$___________

I. Fixed Charge Coverage Ratio ((Line I.A.9. + I.B. – I.C.) ÷ (Lines I.D. + I.E. + I.F. + I.G. + I.H., if applicable)):		_____to 1.00

Minimum permitted – See Section 7.12(a) of the Agreement		1.25 to 1.00

II. Leverage Ratio [For purposes of determining Applicable Rate].

A. Consolidated Funded Indebtedness at Financial Statement Date:

1. all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments:	$	___________

2. Non-contingent obligations outstanding in respect of letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds or other similar instruments:	$	___________

3. all obligations to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business):	$	___________

4.      indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed or is limited in recourse:

	$	___________

5. Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations:	$	___________

6. Guarantees of Indebtedness of types specified in Lines II.A.1., II.A.2., II.A.3., II.A.4. and II.A.5. above:	$	___________

Schedule 2 to Compliance Certificate - 2

7. Consolidated Funded Indebtedness (Lines II.A.1. + 2. + 3. + 4. + 5. + 6.):	$___________

B. Amount, if any, by which unrestricted cash and Cash Equivalents at Financial Statement Date exceeds $5,000,000:	$	___________

C. Line II.A.7. – Line II.B.	$	___________

D. Consolidated EBITDA for Subject Period:

1. Consolidated EBITDA for Subject Period (See Line I.A.9.):	$	___________

E. Leverage Ratio (Line II.C. ÷ Line II.D.1.):		_____ to 1.00

III. Section 7.12(b) – Debt to Capitalization Ratio.

A. Consolidated Funded Indebtedness at Financial Statement Date (Line II.A.7.):	$	___________

B. Total Capitalization:

1. Consolidated Funded Indebtedness at Financial Statement Date (Line II.A.7.):	$	___________

2. Shareholders’ Equity at Financial Statement Date:	$	___________

3. Total Capitalization (Lines III.B.1. + III.B.2.):	$	___________

C. Debt to Capitalization Ratio (Line III.A. ÷ Line III.B.3.):		_____ to 1.00

Maximum permitted – See Section 7.12(b) of the Agreement		0.30 to 1.00

IV. Section 7.12(c) – Consolidated Tangible Net Worth.

A. Consolidated Tangible Net Worth:	$	___________

B. Minimum Consolidated Tangible Net Worth:

1. $75,000,000:	$	___________

2.      50% of Consolidated Net Income for each Fiscal Year beginning with each Fiscal Year commencing with Fiscal Year ending December 31, 2013 (with no reduction for any net loss in any such Fiscal Year):

	$	___________

3.      90% of the aggregate increases in Shareholders’ Equity after March 31, 2013 by reason of issuance and sale of Equity Interests of the Borrower or any Subsidiary (other than issuances to the Borrower or a wholly-owned Subsidiary):

	$	___________

4. Non-cash charges or losses after March 31, 2013 which do not subsequently represent a cash charge or loss:	$	___________

5. Minimum Consolidated Tangible Net Worth (Lines IV.B.1. + 2. + 3. - 4.:	$	___________

For purposes hereof, “Subject Period” is the period of four consecutive Fiscal Quarters ending on the Financial Statement Date.

Schedule 2 to Compliance Certificate - 3

EXHIBIT I

GUARANTY

GUARANTY (this agreement, together with all amendments and restatements and all Guaranty Supplements, this “Guaranty”), dated as of                     , made by each of the parties listed on the signature pages hereof and each other Person which may from time to time become a party to this Guaranty pursuant to Section 23 (collectively, the “Additional Guarantors,” and each, an “Additional Guarantor,” and together with each of the signatories party hereto, collectively the “Guarantors,” and each, a “Guarantor”), in favor of Administrative Agent, for the benefit of Guaranteed Parties.

BACKGROUND.

Citibank, N.A., as Administrative Agent, the Lenders party thereto, and PowerSecure International, Inc., a Delaware corporation (“Borrower”), entered into the Amended and Restated Credit Agreement dated as of December 21, 2011 (such agreement, together with all amendments and restatements, the “Credit Agreement”).

Borrower and each of Guarantors are members of the same consolidated group of companies and are engaged in operations which require financing on a basis in which credit can be made available from time to time to Borrower, and Guarantors will derive direct and indirect economic benefit from the Loans under the Credit Agreement and Swap Contracts and Cash Management Documents.

It is a condition precedent to the obligation of Lenders to make Loans under the Credit Agreement and to extend other financial accommodations under the Loan Documents and of Lenders and their Affiliates to provide financial accommodations pursuant to Guarantied Swap Contracts and Cash Management Documents that Guarantors shall have executed and delivered this Guaranty.

Lenders, Administrative Agent, any Lender or Affiliate of any Lender that is a party to any Swap Contract (provided that such Lender was a Lender at the time such Swap Contract was entered into) with Borrower or any Affiliate of Borrower, any Lender or Affiliate of any Lender that is owed any Cash Management Obligation (provided that such Lender was a Lender at the time such Cash Management Obligation arose), and the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document are herein referred to as the “Guaranteed Parties.”

Exhibit I - 1

AGREEMENT.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration and to induce Guaranteed Parties to make (a) Loans under the Credit Agreement and extend other credit and financial accommodations under the Loan Documents and (b) make financial accommodations under Swap Contracts and Cash Management Documents, each Guarantor hereby agrees as follows:

SECTION 1. Guaranty. Guarantors hereby jointly and severally unconditionally and irrevocably guarantee the full and prompt payment when due, whether at stated maturity, by acceleration or otherwise, of, and the performance of, (a) the Obligations, whether now or hereafter existing and whether for principal, interest, fees, expenses or otherwise, (b) all Swap Obligations owed to any Lender or any Affiliate of a Lender (provided at the time of execution of the Swap Contract related to such Swap Obligations such Lender is a party to the Credit Agreement, herein called a “Guarantied Swap Contract”), (c) all Cash Management Obligations owed to any Lender or any Affiliate of a Lender (provided that during the effectiveness of a Cash Management Document related to such Cash Management Obligations such Lender is a party to the Credit Agreement), (d) any and all out-of-pocket expenses (including, without limitation, expenses and counsel fees and expenses of Administrative Agent and Lenders) incurred by any of Guaranteed Parties in enforcing any rights under this Guaranty, and (e) all present and future amounts that would become due but for the operation of any provision of Grantor Relief Laws, and all present and future accrued and unpaid interest, including, without limitation, all post-petition interest if Borrower, any Guarantor or any other Loan Party voluntarily or involuntarily becomes subject to any Grantor Relief Laws (the items set forth in clauses (a), (b), (c), (d) and (e) being herein referred to as the “Guarantied Obligations”), provided that “Guarantied Obligations” shall exclude any Excluded Swap Obligations. Upon failure of Borrower to pay any of the Guarantied Obligations when due after the giving by Administrative Agent and/or Guaranteed Parties of any notice and the expiration of any applicable cure period in each case provided for in the Credit Agreement and other Loan Documents, any Guarantied Swap Contract or any Cash Management Document (whether at stated maturity, by acceleration or otherwise), Guarantors hereby further jointly and severally agree to promptly pay the same to Administrative Agent for the benefit of Guaranteed Parties, without any other demand or notice whatsoever, including without limitation, any notice having been given to any Guarantor of either the acceptance by Guaranteed Parties of this Guaranty or the creation or incurrence of any of the Guarantied Obligations. This Guaranty is an absolute guaranty of payment and performance of the Guarantied Obligations and not a guaranty of collection, meaning that it is not necessary for Guaranteed Parties, in order to enforce payment by Guarantors, first or contemporaneously to accelerate payment of any of the Guarantied Obligations, to institute suit or exhaust any rights against any Loan Party, or to enforce any rights against any Collateral. Notwithstanding anything herein or in any other Loan Document, Guarantied Swap Contract of Cash Management Document to the contrary, in any action or proceeding involving any state corporate Law, or any state or federal bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if, as a result of applicable Law relating to fraudulent conveyance or fraudulent transfer, including Section 548 of Bankruptcy Code or any applicable provisions of comparable state Law (collectively, “Fraudulent Transfer Laws”), the obligations of any Guarantor (other than Holdings) under this Section 1 would otherwise, after giving effect to (a) all other liabilities of such Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany Indebtedness to Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder) and (b) to the value as assets of such Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights of subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor pursuant to (i) applicable requirements of Law, (ii) Section 10 hereof or (iii) any other contractual obligations providing for an equitable allocation among such Guarantor and other Loan Parties or Subsidiaries or Affiliates of Borrower of obligations arising under this Guaranty or other guaranties of the Guarantied Obligations by such parties, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Section 1, then the amount of such liability shall, without any further action by such Guarantor, any Guaranteed Party, Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Exhibit I - 2

SECTION 2. Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the Credit Agreement, the Notes, the other Loan Documents, the Guarantied Swap Contracts and the Cash Management Documents, without set-off or counterclaim, and regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Guaranteed Parties with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of any provision of any other Loan Document, any Guarantied Swap Contract or any Cash Management Document, any other agreement or instrument relating to any of the foregoing or avoidance or subordination of any of the Guarantied Obligations;

(b) any change in the time, manner or place of payment of, or in any other term of, or any increase in the amount of, all or any of the Guarantied Obligations, or any other amendment or waiver of any term of, or any consent to departure from any requirement of, the Credit Agreement, the Notes or any of the other Loan Documents, the Guarantied Swap Contracts or Cash Management Document;

(c) any exchange, release or non-perfection of any Lien on any Collateral for, or any release of any other Loan Party or amendment or waiver of any term of any other guaranty of, or any consent to departure from any requirement of any other guaranty of, all or any of the Guarantied Obligations;

(d) the absence of any attempt to collect any of the Guarantied Obligations from Borrower or from any other Loan Party or any other action to enforce the same or the election of any remedy by any of Guaranteed Parties;

(e) any waiver, consent, extension, forbearance or granting of any indulgence by any of Guaranteed Parties with respect to any provision of any other Loan Document, any Guarantied Swap Contract or any Cash Management Document (except to the extent any written waiver, consent, forbearance or indulgence executed in accordance with the Credit Agreement, such Swap Contract or such Cash Management Document, as applicable, expressly modifies or terminates the obligations of such Guarantor);

(f) the election by any of Guaranteed Parties in any proceeding under any Grantor Relief Law;

Exhibit I - 3

(g) any borrowing or grant of a security interest by Borrower, as Grantor-in-possession, under any Grantor Relief Law; or

(h) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of Borrower, any Guarantor or any other Loan Party other than payment or performance of the Guarantied Obligations.

SECTION 3. Waiver.

(a) Each Guarantor hereby (i) waives (A) promptness, diligence, and, except as otherwise provided herein, notice of acceptance and any and all other notices, including, without limitation, notice of intent to accelerate and notice of acceleration, with respect to any of the Guarantied Obligations or this Guaranty, (B) any requirement that any of Guaranteed Parties protect, secure, perfect or insure any security interest in or other Lien on any property subject thereto or exhaust any right or take any action against Borrower or any other Person or any Collateral, (C) the filing of any claim with a court in the event of receivership or bankruptcy of Borrower or any other Person, (D) except as otherwise provided herein, protest or notice with respect to nonpayment of all or any of the Guarantied Obligations, (E) except as otherwise provided herein, all demands whatsoever (and any requirement that demand be made on Borrower or any other Person as a condition precedent to such Guarantor’s obligations hereunder), (F) all rights by which any Guarantor might be entitled to require suit on an accrued right of action in respect of any of the Guarantied Obligations or require suit against Borrower or any other Guarantor or Person, (G) any defense based upon an election of remedies by any Guaranteed Party, or (H) notice of any events or circumstances set forth in clauses (a) through (h) of Section 2; and (ii) covenants and agrees that, except as otherwise agreed by the parties, this Guaranty will not be discharged except by complete payment and performance of the Guarantied Obligations and any other obligations of such Guarantor contained herein.

(b) If, in the exercise of any of its rights and remedies in accordance with the provisions of Applicable Law, any of Guaranteed Parties shall forfeit any of its rights or remedies, including, without limitation, its right to enter a deficiency judgment against Borrower or any other Person, whether because of any Applicable Law pertaining to “election of remedies” or the like, each Guarantor hereby consents to such action by such Guaranteed Party and waives any claim based upon such action. Any election of remedies which, by reason of such election, results in the denial or impairment of the right of such Guaranteed Party to seek a deficiency judgment against Borrower or any other Person shall not impair the obligation of such Guarantor to pay the full amount of the Guarantied Obligations or any other obligation of such Guarantor contained herein.

(c) In the event any of Guaranteed Parties shall bid at any foreclosure or trustee’s sale or at any private sale permitted by Law or under any of the Loan Documents, Guarantied Swap Contracts of Cash Management Document, to the extent not prohibited by Applicable Law, such Guaranteed Party may bid all or less than the amount of the Guarantied Obligations and the amount of such bid, if successful, need not be paid by such Guaranteed Party but shall be credited against the Guarantied Obligations.

Exhibit I - 4

(d) Each Guarantor agrees that notwithstanding the foregoing and without limiting the generality of the foregoing if, after the occurrence and during the continuance of an Event of Default, Guaranteed Parties are prevented by Applicable Law from exercising their respective rights to accelerate the maturity of the Guarantied Obligations, to collect interest on the Guarantied Obligations, or to enforce or exercise any other right or remedy with respect to the Guarantied Obligations, or Administrative Agent is prevented from taking any action to realize on any Collateral, such Guarantor agrees to pay to Administrative Agent for the account of Guaranteed Parties, upon demand therefor, for application to the Guarantied Obligations, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by Guaranteed Parties.

(e) Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of Borrower and of each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Guarantied Obligations or any part thereof, that diligent inquiry would reveal. Each Guarantor hereby agrees that Guaranteed Parties shall have no duty to advise any Guarantor or any other Loan Party of information known to any of Guaranteed Parties regarding such condition or any such circumstance. In the event that any of Guaranteed Parties in its sole discretion undertakes at any time or from time to time to provide any such information to any Guarantor or other Loan Party, such Guaranteed Party shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which, pursuant to accepted or reasonable banking or commercial finance practices, such Guaranteed Party wishes to maintain as confidential, or (iii) to make any other or future disclosures of such information or any other information to such Guarantor or other Loan Party.

(f) Each Guarantor consents and agrees that Guaranteed Parties shall be under no obligation to marshal any assets in favor of any Guarantor or any other Loan Party or otherwise in connection with obtaining payment of any or all of the Guarantied Obligations from any Person or source.

SECTION 4. Representations and Warranties.

(a) Each Guarantor hereby represents and warrants to Guaranteed Parties that the representations and warranties set forth in Article V of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party are true and correct in all material respects in the manner specified in the Credit Agreement and Guaranteed Parties shall be entitled to rely on each of them as if they were fully set forth herein.

(b) All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Exhibit I - 5

SECTION 5. Amendments, Etc. No amendment or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor therefrom, shall be effective unless in writing signed by Required Lenders and the applicable Loan Party, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 6. Addresses for Notices. All notices and other communications provided for herein shall be effectuated in the manner provided for in Section 10.02 of the Credit Agreement; provided, that if a notice or communication hereunder is sent to a Guarantor, said notice shall be addressed to such Guarantor, in care of Borrower at Borrower’s then current address (or facsimile number) for notice under the Credit Agreement.

SECTION 7. No Waiver; Remedies.

(a) No failure on the part of any Guaranteed Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Applicable Law or any of the other Loan Documents, Guarantied Swap Contracts of Cash Management Documents.

(b) No waiver by Guaranteed Parties of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by any of Guaranteed Parties permitted hereunder shall in way affect or impair any of the rights of Guaranteed Parties or the obligations of any Guarantor under this Guaranty, under any of the other Loan Documents, under any Guarantied Swap Contract or under any Cash Management Document, except as specifically set forth in any such waiver. Any determination by a court of competent jurisdiction of the amount of any principal and/or interest or other amount constituting any of the Guarantied Obligations shall be conclusive and binding on each Guarantor irrespective of whether such Guarantor was a party to the suit or action in which such determination was made.

SECTION 8. Right of Set-off. If an Event of Default exists, each of Guaranteed Parties is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set-off and apply any and all deposits (general or special (except trust and escrow accounts), time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Guaranteed Party to or for the credit or the account of each Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not such Guaranteed Party shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured; provided, however, such Guaranteed Party shall promptly notify such Guarantor and Borrower after such set-off and the application made by such Guaranteed Party; provided, further, any failure to deliver such notice shall not invalidate any such action. The rights of each Guaranteed Party under this Section 8 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Guaranteed Party may have.

Exhibit I - 6

SECTION 9. Continuing Guaranty; Transfer of Notes. This Guaranty (a)(i) is a continuing guaranty and shall remain in full force and effect until the date upon which all of the Guarantied Obligations are finally paid in full, the Revolving Commitments and the Term Commitments are terminated and all Guarantied Swap Contracts have expired or terminated (the “Release Date”) and (ii) binding upon each Guarantor, its permitted successors and assigns, and (b) inures to the benefit of and be enforceable by Guaranteed Parties and their respective successors, permitted transferees, and permitted assigns. Without limiting the generality of the foregoing clause (b), each of Guaranteed Parties may assign or otherwise transfer any Note held by it or the Guarantied Obligations owed to it to any other Person, and such other Person shall thereupon become vested with all the rights in respect thereof granted to such Guaranteed Party herein or otherwise with respect to such of the Notes and the Guarantied Obligations so transferred or assigned, subject, however, to compliance with the provisions of Section 10.06 of the Credit Agreement in respect of assignments. Except as the result of the consummation of a transaction permitted under Section 7.04 of the Credit Agreement, no Guarantor may assign any of its obligations under this Guaranty without first obtaining the written consent of Lenders as set forth in the Credit Agreement.

SECTION 10. Reimbursement. To the extent that any Guarantor shall be required hereunder to pay a portion of the Guarantied Obligations exceeding the greater of (a) the amount of the economic benefit actually received by such Guarantor from the Loans, Guarantied Swap Contracts and Cash Management Documents and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guarantied Obligations (excluding the amount thereof repaid by Borrower) in the same proportion as such Guarantor’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all Guarantors at the date enforcement is sought hereunder, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worths of such other Guarantors at the date enforcement hereunder is sought. Notwithstanding anything to the contrary, each Guarantor agrees that the Guarantied Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing its guaranty herein or effecting the rights and remedies of Guaranteed Parties hereunder. This Section 10 is intended only to define the relative rights of Guarantors, and nothing set forth in this Section 10 is intended to or shall impair the obligations of Guarantors, jointly and severally, to pay to Guaranteed Parties the Guarantied Obligations as and when the same shall become due and payable in accordance with the terms hereof.

SECTION 11. Application of Payments. All amounts and property received by Administrative Agent and Guaranteed Parties pursuant to this Guaranty (including amounts and property received or applied pursuant to Section 8 or application of other rights of set-off) shall be applied as provided in Section 8.03 of the Credit Agreement.

SECTION 12. Reinstatement; Termination. This Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall, to the fullest extent permitted by Applicable Law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guarantied Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligees of the Guarantied Obligations or such part thereof, whether as a “voidable preference,” “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guarantied Obligations shall, to the fullest extent permitted by Law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned. Subject to the reinstatement provisions of this Section 12, this Guaranty shall remain in full force and effect until the date upon which (a) all of the Guaranteed Obligations are fully, indefeasibly, absolutely and unconditionally paid and performed, (b) the Revolving Commitments and Term Commitments are terminated, and (c) all Swap Contracts with respect to all Swap Obligations have expired, been terminated or secured on terms that are reasonably acceptable to the parties to such Swap Contract.

Exhibit I - 7

SECTION 13. Governing Law; Waiver of Jury Trial; Submission to Jurisdiction and Service of Process.

(a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT ADMINISTRATIVE AGENT AND EACH OTHER GUARANTEED PARTY SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) EACH GUARANTOR, ADMINISTRATIVE AGENT AND EACH GUARANTEED PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH GUARANTOR, ADMINISTRATIVE AGENT AND EACH GUARANTEED PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH GUARANTOR, ADMINISTRATIVE AGENT AND EACH GUARANTEED PARTY HERETO, AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT OR ANY GUARANTEED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Exhibit I - 8

(c) EACH GUARANTOR, ADMINISTRATIVE AGENT AND EACH GUARANTEED PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH GUARANTOR, ADMINISTRATIVE AGENT AND EACH GUARANTEED PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 14. Waiver of Right to Trial by Jury. EACH GUARANTOR, ADMINISTRATIVE AGENT AND EACH GUARANTEED PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH GUARANTOR, ADMINISTRATIVE AGENT AND EACH GUARANTEED PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 15. Section Titles. The Section titles contained in this Guaranty are and shall be without substantive meaning or content of any kind whatsoever and are not to be used in any interpretation of this Guaranty.

SECTION 16. Definitions. Capitalized terms not otherwise defined herein have the meaning specified in the Credit Agreement.

SECTION 17. Execution in Counterparts. This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, all of which when taken together shall constitute a single contract.

SECTION 18. Miscellaneous. All references herein to Borrower or to any Guarantor shall include their respective successors and assigns, including, without limitation, a receiver, trustee or Grantor-in-possession of or for Borrower or such Guarantor. All references to the singular shall be deemed to include the plural where the context so requires.

Exhibit I - 9

SECTION 19. Subrogation and Subordination.

(a) Subrogation. Notwithstanding any reference to subrogation contained herein to the contrary, until the Release Date, each Guarantor hereby irrevocably waives any claim or other rights which it may have or hereafter acquire against Borrower that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of any Guaranteed Party against Borrower or any Collateral which any Guaranteed Party now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statutes or common law, including without limitation, the right to take or receive from Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Guarantied Obligations shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, Guaranteed Parties, and shall forthwith be paid to Administrative Agent to be credited and applied upon the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or other Loan Document, Guarantied Swap Contracts or Cash Management Documents. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waiver set forth in this Section 18 is knowingly made in contemplation of such benefits.

(b) Subordination. With respect to each Guarantor, all debt and other liabilities of each Borrower or any other Loan Party to such Guarantor (“Loan Party Debt”) are expressly subordinate and junior to the Guarantied Obligations and any instruments evidencing the Guarantied Obligations to the extent provided below.

(i) Until the Release Date, each Guarantor agrees that it will not request, demand, accept, or receive (by set-off or other manner) any payment amount, credit or reduction of all or any part of the amounts owing under the Loan Party Debt or any security therefor, except as specifically allowed pursuant to clause (ii);

(ii) Notwithstanding the provisions of clause (i), Borrower and each other Loan Party may pay to such Guarantor and such Guarantor may request, demand, accept and receive and retain from Borrower payments, credits or reductions of all or any part of the amounts owing under the Loan Party Debt or any security therefor on the Loan Party Debt; provided, that each Borrower’s and other Loan Party’s right to pay and such Guarantor’s right to receive any such amount shall automatically and be immediately suspended and cease (A) upon the occurrence and during the continuance of an Event of Default or (B) if, after taking into account the effect of such payment, an Event of Default would occur and be continuing. Such Guarantor’s right to receive amounts under this clause (ii) (including any amounts which theretofore may have been suspended) shall automatically be reinstated at such time as the Event of Default which was the basis of such suspension has been cured or waived (provided that no subsequent Event of Default has occurred) or such earlier date, if any, as Administrative Agent gives notice to Guarantors of reinstatement by Required Lenders, in Required Lenders’ sole discretion;

(iii) If any Guarantor receives any payment on the Loan Party Debt in violation of this Guaranty, such Guarantor will hold such payment in trust for Guaranteed Parties and will promptly deliver such payment to Administrative Agent; and

Exhibit I - 10

(iv) In the event of the commencement or joinder of any suit, action or proceeding of any type (judicial or otherwise) or proceeding under any Grantor Relief Law against Borrower or any other Loan Party (an “Insolvency Proceeding”) and subject to court orders issued pursuant to the applicable Grantor Relief Law, the Guarantied Obligations shall first be paid, discharged and performed in full before any payment or performance is made upon the Loan Party Debt notwithstanding any other provisions which may be made in such Insolvency Proceeding. In the event of any Insolvency Proceeding, each Guarantor will at any time prior to the Release Date (A) file, at the request of any Guaranteed Party, any claim, proof of claim or similar instrument necessary to enforce Borrower’s or such other Loan Party’s obligation to pay the Loan Party Debt, and (B) hold in trust for and pay to Administrative Agent, for the benefit of Guaranteed Parties, any and all monies, obligations, property, stock dividends or other assets received in any such proceeding on account of the Loan Party Debt in order that Guaranteed Parties may apply such monies or the cash proceeds of such other assets to the Guarantied Obligations.

SECTION 20. Guarantor Insolvency. Should any Guarantor voluntarily seek, consent to, or acquiesce in the benefits of any Grantor Relief Law or become a party to or be made the subject of any proceeding provided for by any Grantor Relief Law (other than as a creditor or claimant) that could suspend or otherwise adversely affect the rights of any Guaranteed Party granted hereunder, then, the obligations of such Guarantor under this Guaranty shall be, as between such Guarantor and such Guaranteed Party, a fully-matured, due, and payable obligation of such Guarantor to such Guaranteed Party (without regard to whether there is an Event of Default under the Credit Agreement or whether any part of the Guarantied Obligations is then due and owing by Borrower to such Guaranteed Party), payable in full by such Guarantor to Administrative Agent, for the benefit of such Guaranteed Party, upon demand, which shall be the estimated amount owing in respect of the contingent claim created hereunder.

SECTION 21. Rate Provision. It is not the intention of any Guaranteed Party to make an agreement violative of the Laws of any applicable jurisdiction relating to usury. Regardless of any provision in this Guaranty, no Guaranteed Party shall ever be entitled to contract, charge, receive, collect or apply, as interest on the Guarantied Obligations, any amount in excess of the Highest Lawful Rate. In no event shall any Guarantor be obligated to pay any amount in excess of the Highest Lawful Rate. If from any circumstance Administrative Agent or any Guaranteed Party shall ever receive, collect or apply anything of value deemed excess interest under Applicable Law, an amount equal to such excess shall be applied first to the reduction of the principal amount of outstanding Revolving Loans and Term Loans and then to the principal of any other Guarantied Obligations, and any remainder shall be promptly refunded to the payor. In determining whether or not interest paid or payable with respect to the Guarantied Obligations, under any specified contingency, exceeds the Highest Lawful Rate, Guarantors and Guaranteed Parties shall, to the maximum extent permitted by Applicable Law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such Guarantied Obligations so that the interest paid on account of such Guarantied Obligations does not exceed the Highest Lawful Rate and/or (c) allocate interest between portions of such Guarantied Obligations; provided, that if the Guarantied Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Highest Lawful Rate, Guaranteed Parties shall refund to the payor the amount of such excess or credit the amount of such excess against the total principal amount owing, and, in such event, no Guaranteed Party shall be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the Highest Lawful Rate.

Exhibit I - 11

SECTION 22. Severability. If any provision of this Guaranty is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 23. No Setoff or Deductions; Taxes. Each Guarantor represents and warrants that it is incorporated or formed, and resides in, the United States of America. All payments by each Guarantor hereunder shall be paid in full, without setoff or counterclaim (other than mandatory) or any deduction or withholding whatsoever, including, without limitation, for any and all present and future taxes other than Excluded Taxes. If each Guarantor must make a payment under this Guaranty, each Guarantor represents and warrants that it will make the payment from one of its U.S. resident offices to Administrative Agent or each other Guaranteed Party so that no withholding tax is imposed on the payment. If notwithstanding the foregoing, each Guarantor makes a payment under this Guaranty to which withholding tax applies, or any taxes (other than taxes on income (a) imposed by the country or any subdivision of the country in which the principal office or actual lending office of Administrative Agent or any other Guaranteed Party is located and (b) measured by the United States taxable income of Administrative Agent or any other Guaranteed Party would have received is all payments under or in respect of this Guaranty were exempt from taxes levied by such Guarantor’s country) are at any time imposed on any payments under or in respect of this Guaranty including, but not limited to, payments made pursuant to this Section 23, each Guarantor shall pay all such taxes to the relevant authority in accordance with Applicable Law such that Administrative Agent or any other Guaranteed Party receives the sum it would have received had no such deduction or withholding been made and shall also pay to Administrative Agent or any other Guaranteed Party, on demand, all additional amounts which Administrative Agent or any other Guaranteed Party specifies as necessary to preserve the after-tax yield Administrative Agent or such other Guaranteed Party would have received if such taxes had not been imposed. Each Guarantor shall promptly provide Administrative Agent or any other Guaranteed Party with an original receipt or certified copy issued by the relevant authority evidencing the payment of any such amount required to be deducted or withheld.

SECTION 24. Additional Guarantors. Upon the execution and delivery by any other Person of a Guaranty Supplement in substantially the form of Exhibit A (each, a “Guaranty Supplement”), such Person shall become a “Guarantor” hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any Guaranty Supplement shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

Exhibit I - 12

SECTION 25. Keepwell. Each Guarantor that is a Qualified ECP Guarantor at the time this Guaranty or the grant of security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty and other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s Guarantors obligations and undertakings under this Section 25 voidable under applicable law relating to fraudulent, conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 25 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section 25 to constitute, and this Section 25 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

SECTION 26. ENTIRE AGREEMENT. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS. OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

Exhibit I - 13

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized officer on the date first above written.

By:
Print Name:
Print Title:

By:
Print Name:
Print Title:

Signature Page - Guaranty

EXHIBIT A TO GUARANTY

Guaranty Supplement No.

THIS GUARANTY SUPPLEMENT NO.          (this “Guaranty Supplement”) is made as of                     , to the Guaranty dated as of                      (such agreement, together with all amendments and restatements, the “Guaranty”), among the initial signatories thereto and each other Person which from time to time thereafter became a party thereto pursuant to Section 24 thereof (each, individually, a “Guarantor” and, collectively, the “Guarantors”), in favor of Administrative Agent for the benefit of Guaranteed Parties (as defined in the Guaranty).

BACKGROUND.

Capitalized terms not otherwise defined herein have the meaning specified in the Guaranty. The Guaranty provides that additional parties may become Guarantors under the Guaranty by execution and delivery of this form of Guaranty Supplement. Pursuant to the provisions of Paragraph 24 of the Guaranty, the undersigned is becoming an Additional Guarantor under the Guaranty. The undersigned desires to become a Guarantor under the Guaranty in order to induce Guaranteed Parties to continue to make credit extensions and accommodations under the Loan Documents, Guarantied Swap Contracts and Cash Management Documents.

AGREEMENT.

NOW, THEREFORE, the undersigned agrees with Administrative Agent and each other Guaranteed Party as follows:

SECTION 1. In accordance with the Guaranty, the undersigned hereby becomes a Guarantor under the Guaranty with the same force and effect as if it were an original signatory thereto as a Guarantor and the undersigned hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a “Guarantor” or an “Additional Guarantor” in the Guaranty shall be deemed to include the undersigned.

SECTION 2. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect in accordance with its terms.

SECTION 3. THIS GUARANTY SUPPLEMENT AND THE GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED, THAT ADMINISTRATIVE AGENT AND EACH OTHER GUARANTEED PARTY SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

SECTION 4. This Guaranty Supplement hereby incorporates by reference the provisions of the Guaranty, which provisions are deemed to be a part hereof, and this Guaranty Supplement shall be deemed to be a part of the Guaranty.

SECTION 5. This Guaranty Supplement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

2

EXECUTED as of the date above first written.

ADDRESS:	[ADDITIONAL GUARANTOR]

By:
Print Name:
Attention:	Print Title:

ACCEPTED BY:

CITIBANK, N.A., as Administrative Agent

By:
Print Name:
Print Title:

Exhibit I - 1